Exhibit 99
Restated Financial Information

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                FINANCIAL REVIEW
                    -----------------------------------------
                             Pharmacia Corporation

OVERVIEW

On March 31, 2000 a subsidiary of Monsanto Company "Monsanto" and Pharmacia & Upjohn, Inc. "Pharmacia & Upjohn" or "P&U" merged and Monsanto was renamed Pharmacia Corporation ("Pharmacia" or "the company"). The tax-free reorganization has been accounted for as a pooling-of-interests. All prior period consolidated financial statements have been restated to reflect the combined results of operations, financial position and cash flows of both companies. There were no material transactions between Monsanto and Pharmacia & Upjohn prior to the combination. Certain reclassifications have been made to conform the respective financial statement presentations.

In the first quarter of 2000, the company recorded approximately $460 million of merger related costs. These costs were comprised, in part, of transaction costs including investment bankers, attorneys, registration and regulatory fees and other incentive and change-of-control costs directly associated with the merger. The latter includes a noncash charge of $232 million related to certain employee stock options that were repriced in conjunction with the merger pursuant to a change of control provision. Pursuant to the terms of these "premium options", at consummation of the merger, the original above-market exercise price was reduced to equal the fair market value on the date of grant. In addition to merger related costs, the company expects to incur restructuring charges as the combining and restructuring of Monsanto and Pharmacia & Upjohn takes place.

Pharmacia recorded sales and earnings for 1999 that showed significant growth over the prior year. Sales of $16.4 billion in 1999 reflected a 20 percent increase over 1998 sales of $13.7 billion which reflected a 9 percent increase over 1997 sales of $12.6 billion. Adjusting for the divestitures of the nutritional therapies business in 1998 and the biotech business of Pharmacia & Upjohn in 1997, the sales growth rates become more reflective of underlying business performance. On this basis, sales rose 22 percent during 1999 and 12 percent in 1998. Net earnings for 1999 were $1.4 billion compared with $362 million in 1998 and $711 million in 1997.

CONSOLIDATED RESULTS                            1999          %CHANGE          1998          %CHANGE            1997
                                               -------        -------         -------        -------          -------
Dollars in millions, except per share data

Sales                                          $16,425             20%        $13,737              9%         $12,580

Earnings before income taxes                     1,898            113             892             59              562
Net earnings from continuing operations          1,306            171             481             23              390
Net earnings                                     1,378            281             362            (49)             711
Net earnings per common share (EPS):
 --Basic                                       $  1.10            279         $   .29            (50)         $   .58
 --Diluted                                     $  1.07            282%        $   .28            (51)%        $   .57
                                               =======        =======         =======        =======          =======

Trademarks of Pharmacia Corporation and its subsidiaries are indicated in upper case letters. The term "the company" or "Pharmacia" may refer to Pharmacia Corporation, or to Pharmacia Corporation and its consolidated subsidiaries, as appropriate to the context.

Growth in earnings before income taxes and in net earnings are affected by a number of events and transactions that, because of their magnitude and relative infrequency of occurrence, warrant special reference. Throughout the discussion that follows, the company has identified such items that management believes had a noteworthy effect on the comparability of year-to-year performance measures. This was done to facilitate a better understanding of the company's reported earnings growth trends. Significant among these events and transactions were the following which are discussed more fully below: restructuring charges in each of the past three years; the divestitures referred to in the second paragraph above; a realignment of certain research and development (R&D)projects; settlement of certain lawsuits; termination of a licensing arrangement in Japan; and milestone payments on pharmaceutical licensing agreements.

In the second quarter of 1999, management committed to a plan to sell the company's artificial sweeteners and biogums businesses. The results of operations, financial position, and cash flows of these businesses, and of the alginates and ORTHO lawn-and-garden products businesses, the dispositions of which were approved by the company's board of directors in 1998, have been reclassified as discontinued operations.

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                                                                          Page 1
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During the third quarter of 1999, the company merged with SUGEN, Inc. (Sugen), a leader in target-driven drug discovery and development, to strengthen its R&D efforts in cell signaling and oncology. The merger was completed on August 31 and called for the exchange of approximately 12 million shares of Pharmacia stock for all the outstanding common stock of Sugen. Also during the third quarter, Pharmacia acquired 20 percent of Sensus Drug Development Corporation (Sensus), a privately held company focused on developing drugs to treat endocrine disorders. The Sensus investment, accounted for using the equity method, is expected to expand Pharmacia's leadership position in endocrinology.

Sugen and Sensus together represented incremental costs of approximately $162 million in 1999 compared to 1998. R&D expense comprised the majority of these costs totaling $104 million in 1999 for the two operations whereas Sugen spending in 1998 was $32 million. In connection with the merger with Sugen, the company recorded approximately $70 million in merger and restructuring expenses. The remaining incremental cost was principally interest expense.

At December 31, 1999, the company recorded a pretax charge of $64 million in income from continuing operations for items principally associated with costs related to the failed merger between the company and Delta & Pine Land Company (D&PL), combined with expenses to accelerate the integration of the company's agricultural chemical and seed operations. These net charges included the reversal of restructuring liabilities established in 1998 of $54 million and a gain of $35 million on the divestiture of the Stoneville Pedigreed Seed Co., a cottonseed business. The company recorded a pretax charge of $85 million for a termination fee and other expenses associated with the failed merger and a $67 million charge to continuing operations principally associated with actions related to the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations.

In 1998, the company made strategic acquisitions of several seed companies. In July 1998, the company acquired Plant Breeding International Cambridge (PBIC) for approximately $525 million and in October 1998 the company announced the acquisition of certain international seed operations of Cargill Inc. in Asia, Africa, Central and South America, and Europe, excluding certain operations in the United Kingdom, for approximately $1.4 billion. In December 1998, the company completed its acquisition of DEKALB Genetics Corporation (DEKALB) for approximately $2.3 billion. The company recorded the following pretax charges in 1998 for the write-off of acquired in-process research and development (R&D) related to these acquisitions: approximately $60 million for PBIC, approximately $150 million for DEKALB and approximately $190 million for certain Cargill Inc. seed operations.

At the time of and in connection with the 1998 seed company acquisitions, the company established a plan to integrate the acquired businesses by closing or rationalizing (consolidating, shutting down or moving facilities to achieve more efficient operations) certain assets or facilities and eliminating manufacturing and administrative functions, resulting in a pretax charge of $78 million in 1998. During 1999, the original reserve was adjusted to reflect the actual costs of these acquisitions.

In 1998, the company recorded net restructuring and other items of $340 million as part of Monsanto's overall strategy to reduce costs and continue the commitment to its core businesses. The former

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                                                                          Page 2
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Pharmacia & Upjohn, Inc. recognized restructuring charges in 1998 and 1997 as well. Restructuring charges were $92 million in 1998 and $316 million in 1997. These restructuring efforts were associated with P&U's global turnaround program. This program was undertaken to achieve a simplified infrastructure, improved efficiency, and a global focus on the core pharmaceutical business.

In 1997, the company acquired the Asgrow Agronomics business, Holden's Foundation Seeds, Inc., Sementes Agroceres S.A., and Calgene Inc. which resulted in pretax charges of $633 million for the write-off of acquired in-process R&D. As a result of the 1997 and 1998 acquisitions, goodwill and other intangibles totaling $4 billion were recognized as part of the purchase accounting allocation. The resulting amortization expense of nearly $260 million in 1999 associated with these acquisitions and nearly $130 million in 1998 negatively impacted Agricultural Products segment earnings.

Also affecting earnings comparability, in 1998 P&U reached a settlement of $103 million in a federal class-action lawsuit originally filed in 1993 on behalf of retail pharmacies. As a consequence of the settlement, the company increased its litigation reserves by $61 million, a charge reported in selling, general and administrative (SG&A) expense in the second quarter of 1998. In 1997, the company terminated a sales and marketing arrangement in Japan related to one of its leading products, GENOTROPIN, recombinant human growth hormone. The contract termination and related inventory repurchase resulted in a charge of $115 million recorded in sales, cost of goods sold, and SG&A expense.

Pharmacia currently reports its operations within two reportable segments: pharmaceuticals and agricultural products. The pharmaceutical segment includes prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing. The agricultural products segment is comprised of agricultural chemicals, primarily ROUNDUP, seeds and genomics, animal productivity and nutrition research. Additional information regarding segments is provided in
Note 19 to the consolidated financial statements.

As a result of the recent merger, management is in the process of redefining the segments and as a result, related disclosures may change in future periods.


NET SALES

SALES BY SEGMENT                  1999       %CHANGE         1998         %CHANGE        1997
                                -------      --------       -------       --------      -------
Dollars in millions

Pharmaceuticals                 $11,177        20.3%        $ 9,289         4.3%        $ 8,907
Agricultural products             5,248        18.0           4,448        21.1           3,673
                                -------                     -------                     -------
TOTAL CONSOLIDATED SALES        $16,425        19.6%        $13,737         9.2%        $12,580
                                =======                     =======                     =======

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Sales growth in 1999 of 20 percent was the result of volume increases of over 25 percent partly offset by impacts from lower prices and negative effects of currency exchange rates.

Sales in the U.S. continue to represent an increasingly significant percentage of worldwide sales, increasing to 52 percent in 1999 from 45 percent in 1998 and 43 percent in 1997. Despite increasing growth in the U.S. relative to non-U.S.markets, the company's geographic composition of sales will continue to result in significant exposure to the fluctuations of exchange rates in both translation of financial results and the underlying transactions that comprise the results.


PHARMACEUTICAL SEGMENT:

The increase in pharmaceutical segment sales in 1999 was due largely to new prescription product growth in the U.S. and Japan. The increase was led by the success of CELEBREX arthritis treatment which was launched in early 1999, making Pharmacia the No.1 provider of branded arthritis treatments in the United States. Although new product growth was strong in 1998, sales that year included only partial year sales of continually growing products such as XALATAN, glaucoma treatment. New product growth was also strong in 1997. Sales that year were adversely affected, though, by intense generic competition and year-end 1996 trade inventory accumulations in the U.S. and across major markets in Europe. In Japan, mandatory price decreases in each of the last three years periods of negative exchange effects, and government restrictions in health care reimbursements have adversely affected pharmaceutical segment sales.


A year-to-year consolidated net sales comparison of the Pharmaceutical segment's top 20 products (including generic equivalents where applicable) is provided in the table below:

SALES OF TOP PRODUCTS        1999     %CHANGE        1998      %CHANGE          1997
---------------------        ----     -------        -----     -------          ----
Dollars in millions
CELEBREX                    $1,501       --           $N/A        --            $N/A
AMBIEN                         535       17%           458        16%            396
XALATAN                        507       53            332       102             165
GENOTROPIN                     461       17            395        13             349
ARTHROTEC                      344       (1)           346       236             103
CLEOCIN/DALACIN                343        9.           314         5             299
DETROL/DETRUSITOL              329      163            125       N/A               1
XANAX                          320       --            321        15             279
MEDROL                         297       13            264        10             241
CAMPTOSAR                      293       52            194        26             154
DEPO-PROVERA                   252       11            227        16             196
NICORETTE                      234       10            213        27             168
DAYPRO                         227      (26)           308        (7)            331
SPIRO LINE                     225       13            200        (9)            220
FRAGMIN                        213       18            181        10             165
PHARMORUBICIN                  206       16            177        (9)            196
ROGAINE/REGAINE                139        4            133         3             129
HEALON                         137       (3)           140        (9)            155
CYTOTEC                        118      (12)           134       (28)            185
COVERA-HS                       98       21             81        47              55
                            ------       ----       ------        ----        ------
TOTAL                       $6,779       49%        $4,543        20%         $3,787
                            ======       ====       ======        ====        ======

The company's performance in 1999 continues to be driven by sales of new prescription products that have been introduced within the last five years, such as CELEBREX, XALATAN, DETROL, CAMPTOSAR, and MIRAPEX which are making up an increasing percentage of the company's total sales. In addition, higher sales of Ambien short-term treatment for insomnia, and the Covera-HS and spironolactone lines of cardiovascular products, contributed to the strong sales performance. Growth has been especially strong in the U.S. and Japan, where sales of prescription drugs grew by 56 percent and 33 percent, respectively. According to IMS Health, Inc., the former Pharmacia & Upjohn was the fastest growing pharmaceutical company in Japan

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                                                                          Page 4
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during 1999 as a result of expanding the sales force by one-third since 1998 and introducing three new products into the market.

CELEBREX arthritis treatment was launched early in 1999 and sales totaled more than $1.5 billion or 13% of pharmaceutical segment sales. Sales of CELEBREX were partially offset by a decrease in sales of DAYPRO and ARTHROTEC as market share shifted to CELEBREX. The company remained the No.1 provider of prescription arthritis treatments in the United States, as CELEBREX, DAYPRO and ARTHROTEC arthritis treatments combined for 54 percent of the branded market share. With the launch of CELEBREX, the company achieved the No.1 sales position in prescription arthritis treatments worldwide.

AMBIEN, a short-term treatment for insomnia, continues to be a leader in the U.S. hypnotic market and was the company's second largest selling drug in 1999. The company will receive a gradually declining share of AMBIEN profits until 2002, in accordance with the joint venture agreement amended in 1998, when its interest in the Lorex Pharmaceutical joint venture is expected to be purchased by its partner, Sanofi-Synthelabo, Inc.

In 1999 XALATAN, for the treatment of open-angle glaucoma and ocular hypertension, became the company's third largest selling drug with sales of $507 million. Since its introduction in 1996, and subsequent launch in 49 countries, XALATAN has become the leading glaucoma agent in the world on the basis of its 1999 sales. In May 1999, XALATAN was launched in Japan, the world's second largest glaucoma market, for the first-line treatment of patients with ocular hypertension. In preparation for the launch, Pharmacia tripled the size of its ophthalmology sales force in Japan. As a result, the XALATAN launch in Japan was the most successful to date. In December 1999, the company filed a New Drug Application (NDA) for XALCOM, a fixed-dose combination formulation containing XALATAN and timolol, which the U.S. Food and Drug Administration (FDA) has designated for priority review.

DETROL (DETRUSITOL outside the U.S.), the leading treatment for overactive bladder, reduces the symptoms of increased frequency and urge to urinate, as well as urge incontinence episodes. DETROL has been launched in 30 countries throughout the world, generating 1999 sales of $329 million, an increase of $204 million over 1998. Despite introduction of a new competitor in the U.S. market, DETROL has maintained its position as the dominant product in the market. A Supplemental New Drug Application (SNDA) was filed in December 1999 to strengthen the DETROL label for urge incontinence. Management filed with regulatory agencies in the U.S. and Europe for a once-daily version of DETROL in February 2000. With the recent merger, the promotional sales force for DETROL in the U.S. will consist of over 1,800 representatives.

In 1999, the company increased its efforts to build on its growing presence in oncology and to capitalize on new opportunities to expand its global cancer care franchise. Sales of CAMPTOSAR, the company's leading oncology agent, increased by approximately $100 million to a total of $293 million. Sales of CAMPTOSAR continue to benefit from new clinical data documenting its ability to improve survival in patients with colorectal cancer. Pharmacia markets CAMPTOSAR in the U.S. as a second-line treatment for metastatic colorectal cancer. In April 2000, the FDA approved CAMPTOSAR as a first-line therapy for the treatment of patients with colorectal cancer in combination with 5-fluorouracil/leucovorin.

In addition to CAMPTOSAR, the company also markets a number of other widely prescribed oncology agents including PHARMORUBICIN and ADRIAMYCIN, anthracycline preparations which are used in the treatment of breast cancer and other solid tumors.

In 1999, Pharmacia received U.S. FDA approval for two new breast cancer treatments, ELLENCE and AROMASIN. ELLENCE, the trade name for PHARMORUBICIN in the U.S., was launched shortly after its approval in September 1999. ELLENCE has been granted Orphan Drug Status by the FDA for the adjuvant treatment of patients with breast cancer following surgery or radiation therapy. AROMASIN, an oral hormonal drug that blocks the production of estrogen, was approved in 1999 for the treatment of patients with metastatic breast cancer. AROMASIN was launched during the first quarter 2000 in the U.S. and key markets in Europe and Latin America.

Central nervous system (CNS) products, including MIRAPEX, CABASER, and EDRONAX are also contributing to Pharmacia's new product sales growth. MIRAPEX sales grew 65 percent in 1999 to $81 million. In addition to MIRAPEX, Pharmacia also markets the dopamine agonist CABASER, for

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                                                                          Page 5
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Parkinson's Disease, in Europe and Japan. In August 1999, CABASER was launched in Japan, the world's second largest market for Parkinson's Disease. CABASER is marketed in the U.S. under the trade name DOSTINEX for the treatment of patients with hyperprolactinemia; it is not approved for Parkinson's Disease in the U.S. EDRONAX, for the treatment of major depression, has been launched in eighteen European and Latin American countries since 1997. The FDA issued an approvable letter for VESTRA, the trade name for EDRONAX in the U.S., in July 1999. The FDA issued a second approvable letter in February 2000 which will require the completion of an additional U.S. clinical trial. In the U.S., VESTRA will be co-marketed by Janssen Pharmaceutica, a division of Johnson & Johnson.

The company also produces the CNS drugs XANAX, HALCION, and SERMION, which are subject to intense generic competition. XANAX sales remained steady at $320 million, while HALCION sales grew to $97 million on the basis of a 14 percent increase in non-U.S. markets. SERMION, a treatment for cognitive and behavioral disorders related to senile dementia, continued to decline in 1999 as it did in 1997 and 1998.

GENOTROPIN, the world's leading recombinant human growth hormone, is Pharmacia's fourth-largest selling drug. The company recorded GENOTROPIN sales of $461 million in 1999. GENOTROPIN promotes longitudinal bone growth in children and adults with growth hormone deficiency. Outside the U.S., GENOTROPIN is also used in the treatment of growth disturbances associated with Turner's Syndrome and chronic renal insufficiency. In the U.S., GENOTROPIN sales increased by 64 percent as the product is capturing one-third of all new patients who are using growth hormone therapy. Despite intense competition and declining volume in the growth hormone market due to government imposed prescribing restrictions, GENOTROPIN sales in Japan increased due to a positive price effect, a favorable currency impact, and an improving market share after recovery of full marketing rights in 1998. The launch of GENOTROPIN MiniQuick, a new delivery system, has resulted in strong growth of the brand in Europe. GENOTROPIN MiniQuick was launched on a wide-scale in the U.S. in early 2000.

FRAGMIN, a low-molecular-weight heparin product for the prevention of thrombosis that is available in more than fifty countries, generated sales of $213 million in 1999. Outside the U.S., FRAGMIN is also used for treatment of deep vein thrombosis and in hemodialysis. In 1999, the FRAGMIN label in the U.S. was strengthened with the addition of new indications for the treatment of unstable coronary artery disease and prevention of thrombosis following hip surgery. In 1999, Pharmacia and Centocor entered into a co-promotion agreement, whereby Centocor will promote FRAGMIN to cardiovascular specialists in the U.S. With the more competitive labeling and an increased presence in the institutional arena, FRAGMIN sales grew 53 percent in the U.S. FRAGMIN also outpaced the growth of the low-molecular-weight heparin market in Europe.

Pharmacia markets several hormonal products for women. DEPO-PROVERA Contraceptive Injection is the company's largest selling hormonal product with 1999 sales of $252 million. It is approved in over one hundred countries. Although the patents protecting DEPO-PROVERA have expired, no generic equivalents have been approved and the company does not foresee the introduction of a generic equivalent of DEPO-PROVERA in the U.S. within the next twelve months. LUNELLE (LUNELLA outside the U.S.), a monthly contraceptive injection, is expected to be approved in 2000. Because of its shorter duration of action and different drug profile, LUNELLE is targeted to a different patient population than DEPO-PROVERA and is not expected to cannibalize sales of DEPO-PROVERA. The company also markets PROVERA, an agent used in progesterone replacement and OGEN, an estrogen replacement product. In addition, Pharmacia acquired U.S. promotional rights to three FDA approved products for hormone replacement therapy: VAGIFEM, ACTIVELLA, and INNOFEM from Novo Nordisk A/S. The company will begin promotion of these products in 2000.

The company produces various forms of steroids under the trade names MEDROL, SOLU-MEDROL, and DEPO-MEDROL, which are used to treat a variety of inflammatory conditions. In 1999, Pharmacia reported sales of $297 million for the MEDROL family of products, a 13 percent increase compared to 1998.

Pharmacia acquired the rights to license two new products in the U.S. during 1999. PLETAL, generically known as cilostazol, is being co-promoted with Otsuka of America Pharmaceuticals Inc. PLETAL improves pain-free walking distance in patients who suffer from intermittent claudication, a form of peripheral arterial disease. GLYSET, a treatment for patients with Type-II diabetes, was licensed from Bayer AG and introduced in early 1999.

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In April 2000, the U.S. Food and Drug Administration approved ZYVOX (ZYVOXA)
for the treatment of hospitalized patients with severe Gram-positive infections. Approval in Europe is still pending. ZYVOX is the lead compound in the oxazolidinone class of antibiotics, the first new class of antibiotics to reach the market in over thirty years. ZYVOX will be an important addition to Pharmacia's existing line of antibiotics which includes CLEOCIN (or DALACIN), LINCOCIN, and VANTIN.

Generic price erosion has affected sales of older products including HEALON, PROVERA, MICRONASE/GLYNASE, ADRIAMYCIN, and LINCOCIN. Competition from generic drugs is expected to continue to adversely affect future sales of these products, and may also negatively impact the sales of other products like XANAX, CLEOCIN and MEDROL, which also face generic competition. Brand name competitive products negatively influenced the sales of CAVERJECT and VANTIN in 1999.

In the consumer health care or over-the-counter (OTC) products business, the company's leading products are the NICORETTE line to treat tobacco dependency, and ROGAINE (REGAINE), the treatment for hereditary hair loss. During 1999, the company recorded $234 million in NICORETTE sales, an increase in local currency of 13 percent over 1998. Sales of ROGAINE increased 4 percent to $139 million. Sales of other OTC products in the U.S. declined in 1999 resulting in a net overall flat performance for the year in the global OTC business when compared with the prior year. Sales of NICORETTE in 1999 were led by Europe and Australia.

PHARMACEUTICAL SEGMENT EARNINGS BEFORE INTEREST AND TAXES (EBIT) in 1999 improved to $2.2 billion, a 27 percent increase over the 1998 EBIT of $1.7 billion and a 61 percent increase over an EBIT of $1.4 billion two years previously. Pharmaceutical segment operating expenses, stated as a percentage of net pharmaceutical sales, are provided in the table below.

                                        1999        1998        1997
                                        ----        ----        ----
Cost of products sold                   24.6%       29.4%       31.1%
Research and development                19.0        18.2        19.9
Selling, general and administrative     38.2        36.4        35.4
Amortization of goodwill                  .4          .5          .3
All other, net                          (1.8)       (3.1)       (2.0)
EBIT *                                  19.6        18.5        15.3

     * Earnings before interest and taxes (EBIT) is presented here to provide additional information about the company's operations. This item should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flows or other measures of financial performance prepared in accordance with Generally Accepted Accounting Principles. Determination of EBIT may vary from company to company.


COST OF PRODUCTS SOLD as a percent of sales improved significantly in 1999 compared to 1998 as a combined result of a number of favorable influences. There was an increasing percentage of the company's sales made up of higher margin products due to growth in certain products and divestiture of lower margin nutrition products. The company also experienced production efficiencies and cost reductions. Finally, currency exchange had a modest favorable effect. Similarly, a favorable comparison in product mix and production costs drove cost of products sold lower as a percentage of sales in 1998 as compared to 1997. New products, representing an increasing percentage of sales, contributed a higher gross profit than older products in price competition with generics. Improvements in production efficiencies, increased production volumes, and the favorable effect of currency exchange on costs more than offset the negative currency impact on sales, further reducing the percentage.

RESEARCH AND DEVELOPMENT EXPENSE increased as a percentage of sales to 19.0 percent surpassing the level experienced in the preceding year. In addition to strong commitments to the development of new products such as ZYVOX and a combination dosage form of XALATAN, significant investments were made in technology acquisitions and license agreements. Research spending was reduced by $260 million in 1998 for milestone payments from Pfizer as part of the Celebrex co-promotion agreement. Also, the Sugen merger and Sensus investment contributed to higher R&D expense. Approval was granted in the U.S. and is still being sought in Europe for ZYVOX, a new class of antibiotic active against Gram-positive bacteria. In December 1999, the company filed a NDA for a fixed-dose combination formulation containing XALATAN, for the treatment of open-angle glaucoma and ocular hypertension, and timolol. Sugen spending in 1999, combined

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with the Sensus investment and termination of certain other projects resulted in charges of $104 million, a $72 million increase over 1998. Savings from lower infrastructure costs in 1998 due to efficiencies generated by the 1997 restructuring were reinvested into strategic licensing agreements, other R&D collaborations to supplement the company's internal research base, and increased clinical spending on products in development. Key activities in 1998 included the acquisition of the rights to almotriptan, an anti-migraine compound; the licensing of two new compounds for the treatment of diabetes and anxiety; and the Hepatitis C virus and pharmacogenomics collaborations. Spending during 1998 also supported the product filings of CELEBREX arthritis treatment, anticancer therapies AROMASIN (exemestane) and epirubicin as well as the development activities related to filing a NDA for EDRONAX with the U.S. FDA for depression. Spending levels in 1997 were elevated due to final stage testing for CELEBREX, and significant transactions such as the purchase of rights to a research compound and the cancellation of future product rights under a research agreement.

SELLING, GENERAL AND ADMINISTRATIVE (SG&A) expense increased as a percent of sales in 1999 due primarily to sales and promotional efforts in the U.S. The U.S. sales force was expanded to accommodate new product launches and improve market penetration. Products such as CELEBREX, CAMPTOSAR, PLETAL, DETROL, FRAGMIN and GLYSET were the focus of such marketing efforts. Spending related to Celebrex included co-promotion costs associated with the Pfizer agreement partially offset by a $70 million milestone payment received in 1999.
Outside the U.S., XALATAN was launched in Japan in May. Likewise, there was upward pressure in 1998 when compared to 1997 due primarily to sales force expansions and increased product promotion in the U.S., Europe, and Japan, particularly for the following brands: DETROL, EDRONAX, MIRAPEX, GENOTROPIN, and XALATAN. The comparative spending increase was somewhat mitigated by the favorable effects of exchange and a decrease in general and administrative expense.



AGRICULTURAL PRODUCTS SEGMENT:

Despite the unfavorable agricultural economy, net sales for the Agricultural Products segment set a record at $5.2 billion, an increase of 18 percent over the previous sales record of $4.4 billion set in 1998. The increase in net sales was led by higher seed sales, particularly in seed lines containing the ROUNDUP READY gene, with Monsanto branded ROUNDUP READY soybeans holding approximately 25 percent of the market for soybeans in the United States. Seed sales increased to over $1.3 billion in 1999 compared with $670 million in 1998 primarily because of the inclusion of a full year of results from seed companies acquired in 1998. In addition, ROUNDUP READY corn volume increased more than 100 percent from the prior year when the supply of ROUNDUP READY corn sold out in its introductory year in the United States. Excluding the 1998 seed company acquisitions and the divestiture of a tomato business, net sales increased 3 percent in 1999 compared with 1998. Net sales increased 21 percent in 1998 compared with 1997. Excluding seed company acquisitions in 1997 and 1998, net sales increased 17 percent. The commercial success of agricultural and food products developed through biotechnology will depend in part on government and public acceptance of their cultivation, distribution and consumption. The company continues to work with consumers, customers and regulatory bodies to encourage understanding of nutritional and agricultural biotechnology products.

Continued increased demand for crops developed through biotechnology especially ROUNDUP READY soybeans, corn and cotton, YIELDGARD insect-protected corn, and BOLLGARD with ROUNDUP READY cotton generated substantially higher technology fee revenues in 1999 compared with 1998. Technology fee revenues also increased significantly in 1998 compared with 1997. Worldwide acreage of crops developed through biotechnology increased by 48 percent to approximately 86 million acres for the 1999 crop season compared to 58 million acres in the 1998 crop season. In addition, the technology fee for ROUNDUP READY soybeans in the United States increased approximately 25 percent in 1999. As a result, technology fee revenues increased 51 percent over prior year revenues. Total cost to soybean farmers per acre decreased as lower ROUNDUP herbicide prices more than offset increases in technology fees for the 1999 crop season.

Contributing to the 1999 sales record was the ROUNDUP family of herbicides, which delivered volume growth in 1999 slightly above the historical 20 percent trend line. ROUNDUP family of herbicides volume growth in 1998 over 1997 was over 20 percent. Operations in the United States, Canada, Brazil, Argentina, and Australia posted record sales volumes of ROUNDUP in 1999. Lower selling prices, principally in the United States, made ROUNDUP more cost effective in a wide range of crop and industrial uses. The effect of generic competition in certain markets outside the United States required modestly lower selling prices. However, the effect of lower selling prices was more than offset by the increased sales volumes. The large gains in sales volumes of

--------------------------------------------------------------------------------

ROUNDUP were driven by lower selling prices, the continued adoption of conservation tillage (the practice of substituting the judicious use of herbicides for mechanical tillage), new applications, and increased use of ROUNDUP over the top of ROUNDUP READY soybeans, cotton, canola, and corn.

Patent protection for the active ingredient in ROUNDUP herbicide expires in the United States in September 2000. The company believes that it can compensate for increased generic competition both within and outside the United States and continue to increase revenues and profits from ROUNDUP through a combination of marketing strategy, pricing strategy, and decreased production costs.

Net sales for the Agricultural Products segment also benefited from record sales of POSILAC bovine somatotropin. Sales volumes of POSILAC bovine somatotropin increased 14 percent over volumes in the prior year, following a 26 percent increase in 1998 compared with 1997.

Declines in the U.S. dollar value of local currencies in certain Latin American and Eastern European countries negatively affected the translation to U.S. dollars of local currency-denominated operating results in 1999 compared with 1998. Poor economic conditions in certain world areas limited liquidity and lessened the demand for herbicides, especially in Eastern Europe, where volumes of ROUNDUP declined in 1999. Drought conditions in key areas of Brazil during the planting season lessened the demand for herbicides and resulted in sales volumes that fell short of expectations. In 1998, declines in the U.S. dollar value of local currencies in Indonesia, Australia and Malaysia negatively impacted the translation to U.S. dollars of local currency-denominated operating results in 1998 compared to 1997. Poor economic conditions in Asia lessened the demand for herbicides, especially in Southeast Asia, where volumes of ROUNDUP declined in 1998.

Revenues from the ROUNDUP lawn-and-garden products business declined 37 percent, or $86 million, to $146 million in 1999 compared with revenues of $232 million in 1998 and revenues of $214 million in 1997. The 1999 decrease in revenues was primarily because of a change in the distribution network. In connection with the change in distribution, the company chose to reduce inventory in the distribution channel during the year. In 1998, The Scotts Company (Scotts) paid $32 million for the exclusive right to sell and market ROUNDUP herbicide for lawn-and-garden uses. The $32 million was deferred and is being amortized over 20 years, the life of the contract. See Note 2 to consolidated financial statements. In 1999, ROUNDUP for residential use was marketed by Scotts along with its broad line of residential lawn-and-garden products. Under the current agreement, Scotts receives a commission for its services as agent based on a varying percentage of the earnings before interest and taxes (EBIT) for the ROUNDUP lawn-and-garden business. Scotts is also responsible for contributing annually towards the expenses of the ROUNDUP lawn-and-garden business. The company recognizes the amounts due to and from Scotts as marketing expenses as they are incurred.

Pretax items from continuing operations in 1999 for the Agricultural Products segment totaled $111 million and included an $85 million charge associated with the failed merger between the company and D&PL, and $61 million for the accelerated integration of the company's agricultural chemical and seed operations. These charges were offset by a $35 million gain from the divestiture of the Stoneville cotton seed business. In 1998, continuing operations included charges of $402 million for the write-off of in-process R&D and a $20 million charge for the cancellation of stock options in exchange for cash related to the acquisition of DEKALB. The in-process R&D charges were primarily associated with the acquisitions of DEKALB, PBIC and certain international seed operations of Cargill. In 1997, the pretax items included $633 million of charges for in-process R&D write-offs associated with several seed company acquisitions.

In-process R&D charges for the seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed breeding industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and

--------------------------------------------------------------------------------
the development of transgenic crops. The in-process R&D projects were valued by a discounted cash flow method with risk-adjusted discount rates, generally from 12 to 20 percent, which took into account the stage of development of each in-process R&D category. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. Although there are risks associated with the ultimate completion and commercialization of these research projects, the failure of any one project would not materially affect the total value of the research programs. The in-process projects were at various stages of completion at the dates of acquisition. In 1999, The company spent $82 million on biotechnology-related activities and $47 million on conventional breeding activities related to completing these in-process R&D projects. During the next eight years, management expects to spend approximately $250 million on biotechnology-related activities and approximately $180 million on conventional breeding activities to complete these in-process R&D projects; approximately $120 million in 2000, $100 million in 2001, $80 million in 2002, $60 million in 2003, and $70 million thereafter. The company intends to fund these costs, consisting primarily of salary and benefit expenses for R&D employees, with cash generated from existing businesses. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998.

EBIT for the Agricultural Products segment in 1999 increased $296 million compared with 1998. EBIT totaled $496 million in 1999, compared with $200 million in 1998 and $21 million in 1997. The increase in 1999 was primarily associated with the absence of write-offs of in-process research and development partly offset by an increase in amortization expense related to the 1998 seed company acquisitions. SG&A expenses rose primarily because of the inclusion of a full year of SG&A costs from the seed companies acquired in 1998, higher seed integration costs, and higher information technology expenses. These increases were offset partially by $25 million of licensing fees for technical data on glyphosate. R&D expenses grew principally because of the inclusion of the acquired seed company R&D spending and additional biotechnology research. Depreciation and amortization increased $145 million, or 41 percent, primarily because of the seed company acquisitions in the prior year and the completion of additional manufacturing capacity for herbicides.

CORPORATE / GENERAL

Due to large restructuring charges in 1998 and 1997, corporate and other expenses, including restructuring costs, were comparatively lower in 1999. In 1998 the combined companies recorded $432 million of total restructuring expenses and in 1997 the total restructuring costs were $316 million. Excluding these costs, corporate expenses primarily relate to administrative costs not associated with the business operations.

MERGER AND RESTRUCTURING CHARGES recorded during 1999 were $55 million which consists of restructuring charges, integration costs, merger expenses and reversals of previous restructuring charges. Additional restructuring charges are expected to be incurred as the combining and restructuring of Monsanto and Pharmacia & Upjohn takes place.

Following is a description of the charges taken by the predecessor companies.

Pharmacia & Upjohn
During 1999, the company recorded $70 million in merger and restructuring expenses, which is comprised of $73 million of merger and restructuring charges net of a $3 million adjustment to the 1998 turnaround restructuring. The charge consisted of $16 million in merger transaction costs such as fees for investment bankers, attorneys, accountants, and other costs to effect the merger with Sugen, all of which were paid during 1999. The charge also included costs pertaining to reorganizations that will result in the elimination of certain R&D projects as well as the elimination of 375 employee positions, mainly impacting the pharmaceutical segment and corporate and administrative functions. The objective of the restructuring is to eliminate duplicate functions and investments in R&D as well as reorganize the sales force based on anticipated future requirements of the company. The adjustment to the prior restructuring liabilities was attributable to lower than anticipated employee separation costs.

Employee separation benefits included in the 1999 charge are for elimination of positions in research and development of $26 million, corporate and administration of $18 million and sales of $6 million. Project termination costs totaled $4 million and asset write-downs totaled $3 million. During 1999, $3 million was paid and charged against the liability. These amounts related to a portion of separation benefits for the approximately 50 employees severed prior to the end of the year. The company anticipates all activities associated with this restructuring to be substantially complete at the end of 2000. The remaining cash expenditures are expected during 2000 with some separation annuity payments being completed in 2001.

The anticipated savings resulting from 1999 restructuring activities are expected to be largely offset by increased spending, primarily in refocused R&D activities including Sugen.

In 1997, the company announced a comprehensive turnaround program that resulted in restructuring charges during 1997 and 1998. The company structured the turnaround program in two phases reflecting management development and approval of plans. The turnaround program was initiated in the third quarter 1997 and was materially complete by December 31, 1999. The objectives of the turnaround program were to significantly rationalize infrastructure, establish a global headquarters in New Jersey, and eliminate

--------------------------------------------------------------------------------
duplicate resources in manufacturing, administration, and R&D. The turnaround program mainly affected the company's pharmaceutical segment and corporate administration groups. In the third and fourth quarters of 1997, the company recorded phase one charges totaling $316 million. The second phase of the turnaround program was finalized in the fourth quarter of 1998, resulting in an additional restructuring charge of $92 million.

The charge of $92 million recorded in 1998 was comprised of employee separation costs of $68 million; write-downs of fixed assets and abandoned manufacturing projects of $8 million; and other costs of $16 million.

The 1997 restructuring charge of $316 million, for the first phase of the turnaround program, primarily related to employee separation costs of $134 million; write-downs of fixed assets and abandoned manufacturing projects of $162 million; and other costs of $20 million.

The total restructuring charges for 1998 and 1997 included involuntary employee separation costs for 580 and 1,320 employees worldwide, respectively. The 1998 charge included elimination of positions in marketing and administration of $55 million, R&D of $9 million, and manufacturing of $4 million. These amounts included an adjustment of $16 million of the phase one accruals, mainly attributable to lower employee separation costs and, to a lesser extent, changes in plan estimates. The 1997 charge included elimination of positions in marketing and administration of $81 million, R&D of $22 million, and manufacturing of $31 million. As of December 31, 1999, the company had paid $155 million in severance costs in connection with the 1998 and 1997 charges. The remaining balance for employee separation costs related to the turnaround program was $44 million at December 31, 1999 comprised mainly of charges related to the phase two charge and remaining annuity separation payments. The company expects some annuity payments to continue into 2001.

The 1998 and 1997 restructuring charges included asset write-downs for excess manufacturing, administration, and R&D facilities totaling $8 million and $162 million, respectively. The 1998 amount included an adjustment of $15 million of the phase one accruals, mainly attributable to changes in plan estimates, favorable outcomes on sales of facilities, and actual facility closure costs below the original estimates. At December 31, 1999, facilities presently being marketed had a net book value of $47 million. Fixed asset write-downs were based on appraisals less costs to sell.

Other costs included in the 1998 and 1997 restructuring charges of $16 million and $20 million, respectively, were primarily comprised of canceled contractual lease obligations and other costs. Offsetting 1998 charges in this grouping was an adjustment of $6 million related to all restructuring charges prior to 1997.

As a result of the turnaround restructuring, the company was able to reinvest the savings achieved into the organization in more strategic ways. Incremental spending on the sales force and product support was primarily funded by the savings achieved through the turnaround restructuring. This investment in the sales force, in conjunction with the efficiencies gained in the turnaround restructuring, contributed to the sales growth and double-digit earnings growth achieved by the company during both 1999 and 1998.

--------------------------------------------------------------------------------

Monsanto
In 1999, the company recorded a pretax gain of $54 million from the reversal of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated. Also during 1999, the company recorded a pretax charge of $67 million from continuing operations, principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 million was comprised of facility shut-down charges of $39 million, workforce reduction costs of $18 million, and asset impairments of $10 million, and was recorded in the consolidated statement of earnings as cost of goods sold of $20 million, amortization of intangible assets of $8 million and merger and restructuring expense of $39 million.

In 1998, the company recorded net restructuring charges of $340 million as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring charges were taken in the second and fourth quarters of 1998 and were recorded in the consolidated statement of earnings in the following categories:

================================================================================================================================
                                                         WORKFORCE       FACILITY          ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS          OTHER         TOTAL
--------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                            $  6            $ 8           $ 84                          $98

Amortization and adjustment of
intangible assets                                                               3             63                           66

Merger and Restructuring                                       103             64                          $(14)          153

All other, net                                                                                43            (20)           23
--------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                         $109            $75           $190           $(34)         $340
--------------------------------------------------------------------------------------------------------------------------------


In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. The activities Monsanto planned to exit in connection with this plan principally comprised of a tomato business, and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded restructuring charges of $327 million to cover the costs associated with these actions in 1998. The charges reflected the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. The charges also reflect pretax amounts for asset impairments, primarily for property, plant and equipment; intangible assets; and certain investments, totaling $130 million. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 million at December 31, 1998. These businesses were sold during 1999.

--------------------------------------------------------------------------------

Other impairment charges totaling $40 million were recorded in December 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or on estimated sale proceeds, based on either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 million for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 million for property, plant and equipment, $15 million for intangible assets, $26 million for miscellaneous investments, and $6 million for inventories. Leasehold termination costs of $13 million and various facility closure costs of $18 million, principally for facilities shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities was completed by December 31, 1999. As of December 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance payment of $9 million were incurred and expected to be paid in January 2000. In addition, $20 million in facility shut-down costs were incurred in connection with the December 1998 restructuring plan.

As of December 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $31 million, and $4 million for contractual obligations. The company expects these employee reduction obligations to be completed by June 2000. An additional 125 positions originally contemplated in the plan were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Pharmacia's liquidity.

In May 1998, the company's board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the pharmaceutical segment), and recorded net pretax charges of $48 million. The company recognized a $20 million pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 million for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6 million. These actions, including workforce reductions and payment of severance, were complete by December 31, 1999. The sale of the remaining assets, which were classified as assets held for sale as of December 31, 1998 and carried at their net realizable value of $7 million, was completed during 1999. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998 and 1997 totaled $2 million, and $5 million, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 million primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and


--------------------------------------------------------------------------------
regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 million in the second quarter of 1998, recorded in the consolidated statement of earnings in the following categories:

================================================================================================================================
                                                         WORKFORCE       FACILITY       ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS          OTHER        TOTAL

--------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                              $6           $  2            $36                       $  44


Amortization and adjustment
of intangible assets                                                                          24                          24


Merger and Restructuring                                                      (26)                           (9)         (35)

All other, net                                                                                              (20)         (20)
--------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE IN LOSS FROM
OPERATIONS BEFORE INCOME
TAXES                                                           $6           $(24)           $60           $(29)       $  13
================================================================================================================================


Also in 1998, the company acquired several seed companies, including Plant Breeding International Cambridge Limited (PBIC), DEKALB Genetics Corporation (DEKALB), and certain international seed operations of Cargill, Incorporated (Cargill), which are included in the Agricultural Products segment. The company recorded pretax charges of $422 million related to these acquisitions, of which $402 million related to the write-off of acquired in-process R&D and $20 million related to the cancellation of DEKALB stock options associated with that acquisition. Management believes that the technological feasibility of the acquired in-process R&D has not been established and that the research has no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles. The acquired in-process R&D was valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent. This valuation took into account the stage of completion and development cycle of each in-process R&D category. See further discussion under AGRICULTURAL PRODUCTS segment and Note 7 to Financial Statements.

As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations, closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U. S. production facility shutdown. These actions eliminated approximately 1,020 positions.

DISCONTINUED OPERATIONS resulted in net sales decreases in 1999 to $980 million compared with 1998 net sales of $1.3 billion and $3.3 billion of net sales in 1997. Net sales in 1997 and 1998 included the ORTHO lawn-and-garden products business which was sold to Scotts in January 1999 exclusive of ROUNDUP lawn-and-garden products. Net sales and earnings from discontinued operations for 1997 also included nine months of sales of the chemicals business prior to its spinoff to

--------------------------------------------------------------------------------
shareholders in September 1997. Revenues for NUTRASWEET, the company's trademark aspartame product, and tabletop sweeteners declined in 1999 compared with 1998 reflecting increased competition. Biogum sales declined modestly as sales of xanthan and gellan gum products declined due to a recession in the oil field industry.

In 1999, income from discontinued operations was $92 million, compared with a loss of $119 million, in the prior year and net income of $321 million in 1997. The increase in 1999 of $211 million was primarily because 1998 discontinued operations included restructuring charges of $220 million aftertax ($298 million pretax), principally for the cost of facility shutdowns ($187 million pretax), asset impairments ($84 million pretax), and workforce reductions ($27 million pretax). One-time items in 1999 included a net gain of $2 million aftertax which included the reversal of $27 million aftertax of 1998 restructuring reserves and charges of $25 million aftertax associated with cost to exit the alginates business. The decrease of $440 million of net income from 1997 to 1998 was primarily because the chemical company results were no longer included in 1998 discontinued operations, and because of unusual charges which included pretax restructuring charges of $298 million. Unusual items in 1997 included $51 million of pretax charges for in-process R&D related to the acquisition of the Calgene oils business.

Income tax expense for discontinued operations for 1999 and 1998 exceeded the 35 percent U.S. federal statutory rate primarily because of a nondeductible write-off of intangible assets associated with the alginates business. Income tax expense for discontinued operations for 1997 exceeded the U.S. federal statutory amount primarily because of nondeductible exit costs incurred to separate the chemicals business.

In October 1999, the company completed the sale of the alginates business for proceeds of $40 million, which resulted in an aftertax loss of $25 million on the sale from discontinued operations. Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, representing severance and facility shut-down costs originally estimated which were no longer required as a result of the sale of the business on terms more favorable than originally anticipated.

On February 4, 2000, the company announced the signing of a definitive agreement to sell the tabletop sweetener business, including the EQUAL, CANDEREL and NUTRASWEET tabletop brands, to Merisant Company. The sale closed in March 2000 and proceeds of $570 million from the sale were used to reduce debt. On February 22, 2000, the company announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds are $685 million. On March 27, 2000, the company announced the signing of a definitive agreement to sell the artificial sweeteners business, including the NUTRASWEET brand, to J.W. Childs Equity Partners II, L.P. for $440 million. Proceeds of the divestiture will primarily be used to reduce debt. The company expects to recognize a small net gain on completion of these transactions.

INTEREST EXPENSE increased significantly over the three year period from $168 million in 1997 to $408 million in 1999 as the company made strategic investments in seed businesses and financed the acquisitions with long-term debt of various maturities and issued Adjustable Conversion-rate Equity Securities with a total book value of $700 million. The decline in interest income during 1999 as compared to 1998 was due to a change in investment composition and a decline in longer-term instruments.

ALL OTHER, NET expenses associated with merger activities were primarily responsible for the decrease in all other, net in 1999. The company recorded a pretax charge of $85 million for a termination fee and other expenses associated with the failed merger between the company and D&PL. The third quarter 1999 net gain on the sale of the nutrition business in Germany was largely offset by relocation costs associated with the establishment of the new corporate headquarters in New Jersey.

INCOME TAXES:

The annual effective tax rate in 1999 returned to the 1997 rate of 31% after increasing to 46% in 1998. The rate increase in 1998 was largely due to nondeductible charges for acquired in-process R&D and goodwill from seed company acquisitions.



--------------------------------------------------------------------------------

COMPREHENSIVE INCOME

Comprehensive income is defined as all non-owner changes in equity and equals net earnings plus other comprehensive income (OCI). For Pharmacia Corporation, OCI consists of currency translation adjustments, unrealized gains and losses on available-for-sale securities, and minimum pension liability adjustments. Comprehensive income (loss) in millions for 1999, 1998, and 1997 was $760, $351 and $141, respectively. Unfavorable currency movements in 1999 reduced comprehensive income by $617 million, resulting in an amount less than net earnings. Movements in the other components of OCI substantially offset each other resulting in a minimal unfavorable impact on comprehensive income. Comprehensive income was less than net earnings in 1998 because unrealized losses on available-for-sale securities, coupled with the minimum pension liability adjustments, more than offset favorable currency translation adjustments (CTA). Favorable CTA reflected the weaker U.S. dollar at December 31, 1998, relative to its general strength at the prior year-end. In 1997, the stronger U.S. dollar was responsible for large CTA losses which drove comprehensive income lower than net income that year.

Additional information regarding OCI is provided in Note 4 to the consolidated financial statements.


FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES


As of December 31,                   1999            1998            1997
                                    -------         -------         -------
Dollars in millions

Working capital                     $ 3,508         $ 3,069         $ 1,958
Current ratio                        1.49:1          1.46:1          1.33:1
Debt to total capitalization           42.8%           43.5%           32.8%

Working capital and the current ratio for 1999 improved in comparison to the prior year due largely to an increase in cash and trade receivables offset partly by higher short term borrowings. The increase in short-term debt was due to larger current maturities and commercial paper positions at year-end. In 1997, both of these liquidity measures were significantly lower. Current asset balances were generally lower prior to the successful launch of CELEBREX and the acquisition of the seed companies.

The increase in the percentage of debt to total capitalization from 1997 to 1999 reflects the effect of higher long-term borrowing levels required to finance the seed company acquisitions in 1998. Significant merger and restructuring charges in 1998 combined with negative currency translation adjustments recorded in equity also contributed to the higher percentage.

Net cash provided by operations is a major source of funds to finance working capital, shareholder dividends, and capital expenditures. Cash from operations totaled $1.7 billion in 1999, $1.3 billion in 1998, and $1.4 billion in 1997. The increase in 1999 was largely attributable to increased earnings growth.

In addition to net cash flows provided by operations, two major sources of cash in 1999 and 1998 were the proceeds from the sale of investments and properties of $1,138 million in 1999 and $1,551 million in 1998.

Over the three-year period from 1997 to 1999, significant uses of cash included acquisitions of seed companies for $4.1 billion in 1998 and $1.3 billion in 1997, expenditures for property, plant, and equipment and the company's quarterly dividend payment to shareholders. Capital expenditures in billions were $1.6 in 1999, $1.5 in 1998, and $1.2 in 1997. Anticipated capital spending for 2000 includes expansion and improvements to research and manufacturing facilities in the U.S., Belgium, Puerto Rico, Brazil, and Sweden.

In November 1998, P&U announced a $1.0 billion stock repurchase program. Due to the merger with Sugen, this program was discontinued in August of 1999. Shares acquired prior to the merger were used for stock based plans with the balance being re-sold. Total shares acquired during this program were 3 million for

--------------------------------------------------------------------------------
a cost of $170 million. During the third quarter, approximately 1 million treasury shares were sold for total proceeds of approximately $50 million.

The company's future cash provided by operations and borrowing capacity is expected to cover normal operating cash flow needs, planned capital spending, and dividends for the foreseeable future. As of December 31, 1999, lines of credit available for company use totaled approximately $4.5 billion, of which $3.5 billion were committed. The company had A-1+ and P-1 ratings for its commercial paper and AA- and A1 general bond ratings from Standard & Poor's and Moody's, respectively, as of December 31, 1999.


MARKET RISK

Market risk represents the risk of a change in the value of a financial instrument, derivative or nonderivative, caused by fluctuations in interest rates, currency exchange rates, and commodity and equity prices. The company handles market risk in accordance with established policies and thereby enters into various derivative transactions. No such transactions are entered into for trading purposes.

Because the company's short and long-term debt exceeds cash and investments, the exposure to interest-rate risk relates primarily to the debt portfolio. The company is actively managing all portfolios to reduce its cost and increase its return on investment. To ensure liquidity, the company will only invest in instruments with high credit quality where a secondary market exists. The company is in a position to keep all investments until final maturity and maintains the majority of long-term debt at fixed rates.

The following sensitivity analysis presents the hypothetical change in fair value of those financial instruments held by the company at December 31, 1999, which are sensitive to changes in interest rates. Market risk is estimated as the potential change in fair value resulting from an immediate hypothetical one-percentage point parallel shift in the yield curve. The fair values of the company's investments and loans are based on quoted market prices or discounted future cash flows. As the carrying amounts on short-term loans and investments maturing in less than 180 days approximate the fair value, these are not included in the sensitivity analysis. The fair value of investments over 180 days is $226 million. The fair value of debt included in the analysis is $5,406 million and excludes Employee Stock Ownership Plan (ESOP) guaranteed debt and the Adjustable Conversion-rate Equity Securities (ACES). A one-percentage point change in the interest rates would change the fair value of investments over 180 days by $5 million and debt by $234 million.

The company's management of currency exposure is primarily focused on reducing the negative impact of currency fluctuations on consolidated cash flow and earnings. The company uses forward contracts, cross-currency swaps, and currency options to actively manage the net exposure in accordance with established hedging policies. The company hedges intercompany loans and deposits as well as a portion of both firm commitments and anticipated transactions. The company's largest contracted exposures involve the U.S. dollar, Swedish krona, British pound and the Japanese yen. For these contracts, unfavorable currency movements of ten percent would negatively impact the fair market values of the related derivatives by $139 million.

The company uses futures contracts to protect against commodity price increases mainly in the seeds business. The majority of these contracts hedge the purchases of soybeans and corn. A ten percent decrease in soybean and corn prices would have

--------------------------------------------------------------------------------
a negative impact on the fair value of those futures by $8 million and $3 million, respectively.

The company also has investments in equity securities. All such investments are classified as long term investments. The fair market value of these investments is $261 million. The majority of these investments are listed on a stock exchange or quoted in an over-the-counter market. If the market price of the traded securities would decrease by ten percent, the fair value of the equities would decrease by $23 million. The company issued publicly traded instruments called ACES. These instruments are classified as debt although their fair value is based on the market price of the company's stock. The fair market value of the ACES is $580 million. A ten percent increase in the company's stock price would have a negative impact on fair value of $58 million. Further discussion of financial instruments is provided in the notes to the consolidated financial statements.



LITIGATION AND CONTINGENT LIABILITIES

Various suits and claims arising in the ordinary course of business, including suits for personal injury alleged to have been caused by the use of the company's products, are pending against the company and its subsidiaries. The company also is involved in several administrative and judicial proceedings relating to environmental concerns, including actions brought by the U.S. Environmental Protection Agency (EPA) and state environmental agencies for remediation.

In April 1999, a jury verdict was returned against DEKALB GENETICS CORPORATION, a subsidiary of the company in a lawsuit filed in U.S. District Court in North Carolina. The lawsuit claims that a 1994 license agreement was induced by fraud stemming from nondisclosure of relevant information and that DEKALB did not have the right to license, make or sell products using the plaintiff's technology for glyphosate resistance under this agreement. The jury awarded $15 million in actual damages for unjust enrichment and $50 million in punitive damages. DEKALB has appealed this verdict, has meritorious grounds to overturn the verdict and intends to vigorously pursue all available means to have the verdict overturned. No provision has been made in the company's consolidated financial statements with respect to the award for punitive damages.

On March 20, 1998, a jury verdict was returned against the company in a lawsuit filed in the California Superior Court. The lawsuit claims that the company delayed providing access to certain gene technology under a 1989 agreement. The jury awarded $175 million in future damages. The company has filed an appeal and has no provision established in the company's consolidated financial statements with respect to this verdict. The company intends to defend itself vigorously against this action.

G.D. Searle & Co. and Pharmacia & Upjohn, Inc., subsidiaries of the company have been parties along with a number of other defendants (both manufacturers and wholesalers) in several federal civil antitrust lawsuits, some of which were consolidated and transferred to the Federal District Court for the Northern District of Illinois. These suits, brought by independent pharmacies and chains, generally allege unlawful conspiracy, price discrimination and price fixing and, in some cases, unfair competition. These suits specifically allege that the defendants violated the following: (1) the Robinson-Patman Act by giving substantial discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations ("HMOs") without offering the same discounts to retail drugstores, and (2) Section I of the Sherman Antitrust Act by entering into agreements with other manufacturers and wholesalers to restrict certain discounts and rebates so they benefited only favored customers. The Federal District Court for the Northern District of Illinois certified a national class of retail pharmacies in November 1994. A similar action is pending by a proposed retailer class in the state court of California. Eighteen class action lawsuits seeking damages based on the same alleged conduct have been filed in 14 states and the District of Columbia. The plaintiffs claim to represent consumers who purchased prescription drugs in those jurisdictions and four other states. Two of the lawsuits have been dismissed. Pharmacia & Upjohn announced in 1998 that it reached a settlement with the plaintiffs in the federal class action cases for $103 million; and Searle received a favorable verdict in 1999.

Based on information currently available and the company's experience with lawsuits of the nature of those currently filed or anticipated to be filed which have resulted from business activities to date, the amounts accrued for product and environmental liabilities are considered adequate. Although the company cannot predict and cannot make assurances with respect to the outcome of individual lawsuits, the ultimate liability should not have a material effect on its consolidated financial position. Unless there is a significant deviation from the historical pattern of resolution of such issues, the ultimate liability should not have a material adverse effect on the company's consolidated financial position, its results of operations, or liquidity.

The company's estimate of the ultimate cost to be incurred in connection with environmental situations could change due to uncertainties at many sites with respect to potential clean-up remedies, the estimated cost of clean-up, and the company's share of a site's cost. With regard to the company's discontinued industrial chemical facility in North Haven, Connecticut, the company may soon be required to submit a corrective measures study report to the EPA. As the corrective action process progresses, it may become appropriate to reevaluate the existing reserves designated for remediation in light of changing circumstances. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a range of potential losses. Accordingly, it is not possible to determine what, if any, exposure exists at this time or when the expenditures might be made.

In 1997, the company adopted American Institute of Certified Public Accountants' Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides additional guidance for recognizing, measuring and disclosing environmental remediation liabilities. The effect of initially applying the provisions of SOP 96-1 was not material to the consolidated financial statements. The company's estimated liability includes both direct and indirect costs associated with remediation and is reduced to reflect the anticipated participation of other potentially responsible parties where such parties are considered solvent

--------------------------------------------------------------------------------
and it is probable that they will pay their respective share of relevant costs. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures do not reflect any claims for recoveries and are not discounted to their present value.

YEAR 2000 DATE RECOGNITION ISSUE

Through April 2000, the global operations of the company have had no material interruptions in services received or generated, related to the Year 2000 date recognition issue. Barring critical failures arising from factors beyond the company's direct control, management continues to believe that the date recognition problem should not have a material adverse effect on the company's consolidated financial position, its results of operations, or liquidity.


EURO CONVERSION

Effective January 1, 1999, several European countries began operating with a new common currency, the euro. The euro will completely replace these countries' national currencies by January 1, 2002. The conversion to the euro will require changes in the company's operations as systems and commercial arrangements are modified to deal with the new currency. Management created a project team to evaluate the impact of the euro conversion on the company's operations and develop and execute action plans, as necessary, to successfully effect the change. The cost of this effort is not expected to be material. While information technology systems are planned to be fully euro-compliant during the year 2000, a minimum of euro-compliance for strategic locations was achieved in 1999.

The conversion to the euro may have competitive implications on pricing and marketing strategies. However, any such impact is not known at this time. The introduction of the euro will not significantly change the currency exposure of the company, but will reduce the number of transactions performed in the market. At this point in its overall assessment, management believes the impact of the euro conversion on the company will not be significant. Still, uncertainty exists as to the effects the euro currency will have on the marketplace and, as a result, there is no guarantee that all problems will be foreseen and corrected, or that no material disruption of the company's business will occur.

NEW ACCOUNTING STANDARD

In 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The company will adopt SFAS No. 133 as required no later than January 1, 2001, and is currently assessing the impact of adoption on its financial position, results of operation and liquidity.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 provides guidance related to revenue recognition. SAB 101 allows companies to report any changes in revenue recognition related to adopting its provisions as an accounting change at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." In response to a specific dialogue with the SEC, the company recorded a cumulative effect of a change in accounting principle, effective January 1, 1999, for revenue recognized in 1998 related to the sale of certain marketing rights. The effect on earnings in 1999 was an after-tax loss of $20 million. The pretax amount of $32 million will be amortized to income over twenty years. The proforma effect of this change on 1999 was immaterial.

The company is currently in the process of assessing whether or not there may be other revenue recognition issues to which SAB 101 applies and has not yet determined the effect, if any, that potential changes may have on consolidated financial position or results of operations. Companies must adopt SAB 101 no later than June 30, 2000, effective as of January 1, 2000.

FORWARD-LOOKING INFORMATION

Certain statements contained in this Report, and in statements and presentations made by representatives of the company, are "forward-looking statements". Forward-looking statements include statements regarding anticipated financial results, growth plans, product performance, development, regulatory approval and public acceptance of new products, the potential impact of currency fluctuations and other economic and business developments, and other matters that are not historical facts. Forward-looking statements often include the words "believes," "expects," "will," "intends," "plans," "estimates," or similar expressions.

The company's forward-looking statements are based on current expectations, currently available information and assumptions that the company believes to be reasonable. However, these statements are necessarily based on factors that involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause or contribute to those differences include, among others: management's ability to integrate the operations of the historic Monsanto Company with those of the historic Pharmacia & Upjohn, Inc., to integrate earlier mergers and acquisitions involving those companies, and to implement strategic initiatives; the ability to fund research and development, the success of research and development activities and the speed with which regulatory authorizations and product roll-outs may be achieved; the ability to bring new products to market ahead of competition; the ability to successfully market new and existing products in new and existing domestic and international markets; the ability to meet generic competition after the expiration of the company's patents, including the expiration of its ROUNDUP herbicide patent in the United States; domestic and foreign social, legal and political developments, especially those relating to health care reform, governmental and public acceptance of products developed through biotechnology, and product liabilities; the ability to successfully negotiate pricing of pharmaceutical products with managed care groups, health care organizations and government agencies worldwide; the effect of seasonal conditions and of commodity prices on agricultural markets worldwide; exposure to product liability, antitrust and other lawsuits, and contingencies related to actual or alleged environmental contamination; the company's ability to protect its intellectual property, and its success in litigation involving its intellectual property; fluctuations in foreign currency exchange rates; general domestic and foreign economic and business conditions; the effects of the company's accounting policies and general changes in generally accepted accounting practices; the company's ability to attract and retain current management and other employees of the company; and other factors that may be described elsewhere in this Report or in other company filings with the United States Securities and Exchange Commission.

--------------------------------------------------------------------------------

                     PHARMACIA CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

On March 31, 2000, the company completed a merger whereby a wholly owned subsidiary of Pharmacia Corporation (formerly Monsanto Company), merged with and into Pharmacia & Upjohn, Inc. Monsanto was a life sciences company committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. Monsanto manufactured, researched and marketed high-value agricultural products, pharmaceuticals and nutrition-based health products. Pharmacia & Upjohn was a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and health care products. The merger was accounted for as a pooling of interests under U.S. generally accepted accounting principles. All data prior to this date, except dividends, have been restated to reflect the combined operations of the two companies as if they had been merged during all prior periods.




YEARS ENDED DECEMBER 31                                      1999         1998         1997         1996         1995
-----------------------                                    -------      -------      -------      -------      -------
Dollar amounts in millions, except per-share data
Net sales                                                  $16,425      $13,737      $12,580      $12,066      $11,152
Earnings from continuing operations                          1,306          481          390          838        1,123
Total assets                                                27,194       26,705       20,970       19,891       19,547
Long-term debt                                               6,236        6,772        2,630        2,431        2,537
Diluted earnings per share from continuing operations      $  1.01          .37          .31          .68          .92
Dividends declared per share(*)                            $    --      $    --      $    --      $    --           --




(*) Dividend information for Pharmacia & Upjohn, Inc. and Monsanto Company prior to the merger has not been presented because the information would not be meaningful.

Report of Independent Accountants
To the Shareholders and Board of Directors of Pharmacia Corporation

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Pharmacia Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger forming Pharmacia Corporation on March 31, 2000 in a transaction accounted for as a pooling of interests, as described in
Note 3 to the consolidated financial statements. We did not audit the financial statements of Monsanto Company, which statements reflect total assets of $16,535,000,000 and $ 16,385,000,000 as of December 31, 1999 and 1998,
respectively, and total revenues of $9,172,000,000, $6,979,000,000 and $5,994,000,000 for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Monsanto Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 7, 2000, except as to the pooling of interests of Monsanto Company and Pharmacia & Upjohn, Inc. which is as of March 31, 2000

INDEPENDENT AUDITORS' REPORT

To the shareowners of Monsanto Company:

         We have audited the statement of consolidated financial position of Monsanto Company and subsidiaries as of December 31, 1999 and 1998, and the related statements of consolidated income (loss), cash flow, shareowners' equity and comprehensive income (loss) for each of the three years in the period ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
St. Louis, Missouri

February 25, 2000

                       CONSOLIDATED STATEMENTS OF EARNINGS
                     PHARMACIA CORPORATION AND SUBSIDIARIES


FOR THE YEARS ENDED DECEMBER 31                           1999            1998            1997
-------------------------------                         --------        --------        --------
Dollar amounts in millions, except per-share data
Net sales                                               $ 16,425        $ 13,737        $ 12,580
Cost of products sold                                      5,319           5,004           4,444
Research and development                                   2,815           2,176           2,144
Selling, general and administrative                        5,859           4,875           4,540
Amortization of goodwill                                     248             233             134
Merger and restructuring charges                              55             245             316
Interest income                                             (110)           (125)           (147)
Interest expense                                             408             236             168
Acquired in-process research and development                  --             402             633
All other, net                                               (67)           (201)           (214)
                                                        --------        --------        --------

Earnings before income taxes                               1,898             892             562
Provision for income taxes                                   592             411             172
                                                        --------        --------        --------

Earnings from continuing operations                        1,306             481             390
Income (loss) from discontinued operations,
 net of tax                                                   57            (119)            321
Gain on sale of discontinued operations,
 net of tax                                                   35              --              --
                                                        --------        --------        --------

Earnings before cumulative effect
 of accounting change                                      1,398             362             711
Cumulative effect of accounting change,
 net of tax                                                  (20)             --              --
                                                        --------        --------        --------

NET EARNINGS                                            $  1,378        $    362        $    711
                                                        ========        ========        ========


NET EARNINGS PER COMMON SHARE:
 Basic
  Earnings from continuing operations                   $   1.04        $    .39        $    .31
  Net Earnings                                              1.10             .29             .58

 Diluted
  Earnings from continuing operations                       1.01             .37             .31
  Net Earnings                                          $   1.07        $    .28        $    .57

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                           CONSOLIDATED BALANCE SHEETS
                     PHARMACIA CORPORATION AND SUBSIDIARIES

DECEMBER 31                                                                1999            1998
-----------                                                              --------        --------
Dollar amounts in millions

CURRENT ASSETS:
Cash and cash equivalents                                                $  1,600        $    970
Short-term investments                                                        138             384
Trade accounts receivable, less allowance
 of $271 (1998: $190)                                                       4,131           3,536
Inventories                                                                 2,905           2,754
Deferred income taxes                                                         842             843
Other                                                                       1,066           1,237
                                                                         --------        --------

TOTAL CURRENT ASSETS                                                       10,682           9,724

Long-term investments                                                         476             610
Properties, net                                                             6,825           6,257
Goodwill, net of accumulated amortization
 of $493 (1998: $307)                                                       4,265           5,066
Other intangible assets, net of accumulated
 amortization of $641 (1998: $560)                                          1,531           1,453
Other noncurrent assets                                                     1,858           1,671
Net assets of discontinued operations                                       1,557           1,924
                                                                         --------        --------

TOTAL ASSETS                                                             $ 27,194        $ 26,705
                                                                         ========        ========

CURRENT LIABILITIES:
Short-term debt                                                          $  1,992        $  1,401
Accounts payable                                                            1,272           1,334
Compensation and compensated absences                                         677             704
Dividends payable                                                             145             141
Income taxes payable                                                          255             354
Other                                                                       2,833           2,721
                                                                         --------        --------

TOTAL CURRENT LIABILITIES                                                   7,174           6,655

Long-term debt                                                              5,966           6,463
Guarantee of ESOP debt                                                        270             309
Postretirement benefit cost                                                 1,578           1,212
Deferred income taxes                                                         364             242
Other noncurrent liabilities                                                  931           1,265
                                                                         --------        --------

TOTAL LIABILITIES                                                          16,283          16,146
                                                                         --------        --------

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; authorized 10,000,000
 shares, issued Series B convertible 6,692 shares
  value (1998: 6,863 shares)                                                  270             277
Common stock, $2 par value; authorized 3,000,000,000
  shares, issued 1,465,381,000 shares
  (1998: 1,464,296,000)                                                     2,931           2,929
Capital in excess of par value                                              1,791           1,690
Retained earnings                                                          10,696           9,963
ESOP-related accounts                                                        (330)           (360)
Treasury stock                                                             (2,432)         (2,543)
Accumulated other comprehensive loss:
   Currency translation adjustments                                        (1,979)         (1,362)
   Unrealized investment gains, net                                            30              19
   Minimum pension liability adjustment                                       (66)            (54)
                                                                         --------        --------

TOTAL SHAREHOLDERS' EQUITY                                                 10,911          10,559
                                                                         --------        --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 27,194        $ 26,705
                                                                         ========        ========

The consolidated financial position for all periods presented has been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     PHARMACIA CORPORATION AND SUBSIDIARIES

FOR THE YEARS ENDED DECEMBER 31                                      1999            1998            1997
                                                                   --------        --------        --------
Dollar amounts in millions

PREFERRED STOCK:
Balance at beginning of year                                       $    277        $    282        $    287
Redemptions and conversions                                              (7)             (5)             (5)
                                                                   --------        --------        --------
Balance at end of year                                                  270             277             282
                                                                   --------        --------        --------

COMMON STOCK:
Balance at beginning of year                                          2,929           2,877           2,873
Issuance of shares                                                        2              52               4
                                                                   --------        --------        --------
Balance at end of year                                                2,931           2,929           2,877
                                                                   --------        --------        --------

CAPITAL IN EXCESS OF PAR VALUE:
Balance at beginning of year                                          1,690             672             404
Stock option, incentive and dividend
 reinvestment plans                                                     106             118             115
Offering to the public                                                   --             894             147
Retirements, conversions and other                                       (5)              6               6
                                                                   --------        --------        --------
Balance at end of year                                                1,791           1,690             672
                                                                   --------        --------        --------

RETAINED EARNINGS:
Balance at beginning of year                                          9,963          10,234          10,377
Net earnings                                                          1,378             362             711
Dividends declared                                                     (632)           (620)           (841)
Dividends on preferred stock (net of tax)                               (13)            (13)            (13)
                                                                   --------        --------        --------
Balance at end of year                                               10,696           9,963          10,234
                                                                   --------        --------        --------

ESOP-RELATED ACCOUNTS:
Balance at beginning of year                                           (360)           (383)           (440)
Third-party debt repayment                                               39              35              33
Spinoff of Chemical business                                             --              --              31
Other                                                                    (9)            (12)             (7)
                                                                   --------        --------        --------
Balance at end of year                                                 (330)           (360)           (383)
                                                                   --------        --------        --------

TREASURY STOCK:
Balance at beginning of year                                         (2,543)         (2,618)         (2,669)
Stock options and incentive plans                                       234             192             145
Purchases of treasury stock                                            (170)           (117)            (94)
Sales of treasury stock                                                  47              --              --
                                                                   --------        --------        --------
Balance at end of year                                               (2,432)         (2,543)         (2,618)
                                                                   --------        --------        --------

ACCUMULATED OTHER COMPREHENSIVE LOSS:
Balance at beginning of year                                         (1,397)         (1,386)           (816)
Other comprehensive loss                                               (618)            (11)           (570)
                                                                   --------        --------        --------
Balance at end of year                                               (2,015)         (1,397)         (1,386)
                                                                   --------        --------        --------

TOTAL SHAREHOLDERS' EQUITY                                         $ 10,911        $ 10,559        $  9,678
                                                                   ========        ========        ========

COMPREHENSIVE INCOME (NET OF TAX):
Currency translation adjustments                                   $   (617)       $     64        $   (581)
Unrealized investment gains (losses)                                     11             (37)             27
Minimum pension liability adjustments                                   (12)            (38)            (16)
                                                                   --------        --------        --------

Other comprehensive loss                                               (618)            (11)           (570)
Net earnings                                                          1,378             362             711
                                                                   --------        --------        --------

TOTAL COMPREHENSIVE INCOME                                         $    760        $    351        $    141
                                                                   ========        ========        ========

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     PHARMACIA CORPORATION AND SUBSIDIARIES

FOR THE YEARS ENDED DECEMBER 31,                                1999           1998           1997
--------------------------------                               -------        -------        -------
Dollar amounts in millions

CASH FLOWS FROM OPERATIONS:
Earnings from continuing operations,
  net of tax                                                   $ 1,306        $   481        $   390

Adjustments to net earnings:
  Depreciation                                                     666            609            569
  Amortization                                                     479            398            237
  Deferred income taxes                                            (22)          (390)          (415)
  Acquired in-process R&D expenses                                  --            402            633
  Other                                                            125            351            333

Changes in:
  Accounts receivable                                             (655)          (765)           (34)
  Inventories                                                     (221)          (314)          (247)
  Accounts payable and accrued liabilities                         135           (118)          (237)
  Other non-trade receivables                                     (109)           180           (232)
  Other liabilities                                                  9             53            189
Other items                                                        (67)           336            101
                                                               -------        -------        -------
Cash provided by continuing operations                           1,646          1,223          1,287
Cash provided by discontinued operations                           171            198            215
                                                               -------        -------        -------
NET CASH PROVIDED BY OPERATIONS                                  1,817          1,421          1,502
                                                               -------        -------        -------

CASH FLOWS (REQUIRED) PROVIDED BY INVESTMENT ACTIVITIES:
  Purchases of Property Plant & Equipment                       (1,678)        (1,595)        (1,254)
  Seed company acquisitions and investments                        (86)        (4,061)        (1,325)
  Other acquisitions and investments                              (217)          (922)        (1,392)
  Investment and property disposal proceeds                        982          1,182          1,243
  Proceeds from sale of properties                                 156            369             70
  Other                                                           (145)            (3)           (48)
  Discontinued operations                                          288           (143)          (365)
                                                               -------        -------        -------

NET CASH REQUIRED BY INVESTMENT ACTIVITIES                        (700)        (5,173)        (3,071)
                                                               -------        -------        -------

CASH FLOWS PROVIDED (REQUIRED) BY FINANCING ACTIVITIES:
  Proceeds from issuance of debt >91 days                          135          3,938            266
  Repayment of debt >91 days                                      (526)          (328)          (214)
  Debt qualified for net reporting <91 days                        434           (285)         2,398
  Issuance of stock                                                202          1,090            140
  Treasury stock purchases                                        (170)          (117)           (94)
  Dividend payments                                               (641)          (639)          (861)
  Other financing activities                                       123            177             61
                                                               -------        -------        -------

NET CASH (REQUIRED) PROVIDED BY FINANCING ACTIVITY                (443)         3,836          1,696
                                                               -------        -------        -------

Effect of exchange rate changes on cash                            (44)           (47)           (26)
                                                               -------        -------        -------

Increase in cash and equivalents                                   630             37            101
                                                               -------        -------        -------

Cash and equivalents, beginning of year                            970            933            832
                                                               -------        -------        -------

Cash and cash equivalents, end of year                         $ 1,600        $   970        $   933
                                                               =======        =======        =======

Cash paid during the year for:
 Interest (net of amounts capitalized)                         $   386        $   353        $   240
 Income taxes                                                  $   494        $   398        $   415

Noncash investing activity:
 Assets disposed of in exchange
  for equity securities                                        $    --        $    54        $    --

Consolidated results for all periods presented have been restated for the effects of the March 31, 2000 merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, Inc. accounted for as a pooling of interests. The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the notes that follow, all dollar amounts are stated in millions except per-share data. Per-share amounts are presented on a diluted, after-tax basis. Trademarks of Pharmacia Corporation and its subsidiaries are indicated in all upper case letters.

The term "the company" and "Pharmacia" are used to refer to Pharmacia Corporation or to Pharmacia Corporation and its consolidated subsidiaries, as appropriate to the context.


1 SIGNIFICANT ACCOUNTING POLICIES AND OTHER

BASIS OF PRESENTATION

The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States (U.S.). All professional accounting standards that are effective as of December 31, 1999 have been taken into consideration in preparing the financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

On March 31, 2000, a subsidiary of Monsanto Company (Monsanto) and Pharmacia & Upjohn (P&U) consummated a merger agreement to form Pharmacia Corporation (Pharmacia). The merger, a U.S. tax-free reorganization, was accounted for as a pooling of interests under APB Opinion No. 16. As a result, all prior-period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of both companies as if they had always been merged. Reclassifications were made to conform the companies' financial statement presentations. See Note 3 for further detail of this transaction.

On August 31, 1999, Pharmacia & Upjohn, Inc., a subsidiary of the Pharmacia Corporation, completed a merger with SUGEN, Inc. (Sugen). The merger was accounted for as a pooling of interests. Accordingly, all prior-period consolidated financial statements presented had been restated to include the combined results of operations, financial position, and cash flows of both companies as if Sugen had always been a part of P&U.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. Investments in affiliates which are not majority owned are reported using the equity method and are recorded in other noncurrent assets. Gains and losses resulting from the issuance of subsidiaries' stock are recognized in shareholders' equity.

CURRENCY TRANSLATION

The results of operations for non-U.S. subsidiaries, other than those located in highly inflationary countries, are translated into U.S. dollars using the average exchange rates during the year, while assets and liabilities are translated using period-end rates. Resulting translation adjustments are recorded as currency translation adjustments in shareholders' equity. For subsidiaries in highly inflationary countries, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are reported directly in the consolidated statements of earnings.

REVENUE RECOGNITION

Revenues are recognized when title to products is transferred and goods are shipped to customers. Where right of return exists, revenues are reduced at the time of sale to reflect expected returns that are estimated based on historical experience. License revenues and revenues from the sale of product rights are recognized when the rights have been contractually conferred to the licensee or purchaser. Revenue is not recognized unless the collection of sales proceeds is reasonably assured and the company has no further performance obligations under the sale or license agreement (see Note 2).

CASH EQUIVALENTS

The company considers all highly liquid debt instruments with an original maturity of 91 days or less to be cash equivalents.

INVESTMENTS

The company has investments in debt securities that are classified in the consolidated balance sheet as short-term (restricted bank deposits and securities that mature in more than 91 days but not more than one year and securities with maturities beyond one year which management intends to sell within one year) or long-term (maturities beyond one year). The company also has investments in equity securities, all of which are classified as long-term investments.

Investments are further categorized as being available-for-sale or expected to be held-to-maturity. Investments categorized as available-for-sale are marked to market based on quoted market values of the securities, with the resulting adjustments, net of deferred taxes, reported as a component of other comprehensive income in shareholder's equity until realized (see Note 4). Investments categorized as held-to-maturity are carried at amortized cost, without recognition of gains or losses that are deemed to be temporary, because the company has both the intent and the ability to hold these investments until they mature. When a decline in market value is deemed to be other than temporary, the reduction to the investment in a security is charged to expense.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for most U.S. inventories and the first-in, first-out (FIFO) method for substantially all non-U.S. inventories.

PROPERTIES

Property, plant and equipment are recorded at acquisition cost. Depreciation is computed using weighted average periods for each classification principally on the straight-line method for financial reporting purposes, while accelerated methods are used for income tax purposes where permitted. Maintenance and repair costs are charged to earnings as incurred including repair costs associated with the year 2000 date recognition issue. Costs of renewals and improvements are capitalized. Upon retirement or other disposition of property, any gain or loss is included in earnings.

Impairment tests of long-lived assets are made when conditions indicate a possible loss. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its fair market value or expected cash flows at an appropriate discount rate, if fair market value is not readily determinable.


GOODWILL AND OTHER INTANGIBLES

Goodwill represents the excess of the purchase cost over the fair value of net assets acquired and is presented net of accumulated amortization. Amortization of goodwill is recorded on a straight-line basis over various periods not exceeding 30 years. The company assesses the recoverability of goodwill and other intangibles when events or changes in circumstances indicate that the carrying amount may be impaired. If an impairment indicator exists, an estimate of future cash flows is developed and compared to the carrying amount of the goodwill. If the expected undiscounted cash flows are less than the carrying amount of the goodwill, an impairment loss is recognized for the difference between the carrying amount of the goodwill and discounted cash flows.

Rights acquired under patent are reported at acquisition cost. Amortization is calculated on a straight-line basis over the remaining legal lives of the patents. Other intangible assets are amortized over the useful lives of those assets.

PRODUCT LIABILITY

The company is self-insured for product liability exposures up to reasonable risk retention levels where excess coverages have been obtained. Liability calculations take into account such factors as specific claim amounts, past experience with such claims, number of claims reported and estimates of claims incurred but not yet reported. In addition to this base level of reserves, individually significant contingent losses are accrued for in compliance with applicable guidance. Product liability accruals are not reduced for expected insurance recoveries.

INCOME TAXES

The company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The company records deferred income taxes on subsidiaries' earnings that are not considered to be permanently invested in those subsidiaries.

DERIVATIVE CONTRACTS

Forward currency exchange contracts, cross-currency interest-rate swaps, currency options and commodity futures (hereafter referred to as contracts) are held for purposes other than trading. The company holds certain contracts to hedge anticipated transactions and others to hedge recorded assets and liabilities. Contracts hedging anticipated transactions are marked to market with the resulting gains and losses recognized in earnings. Contracts that hedge recorded assets and liabilities are valued at the month-end exchange rate with resulting exchange gains and losses recognized in earnings, offsetting the respective losses and gains recognized on the underlying recorded exposure. Generally, any premium or discount is amortized over the life of the contract although in some cases the amount is deferred until the realization of the underlying transaction. The carrying values of all contracts are generally reported with other current assets or other current liabilities. Gains or losses from currency transactions that are designated and effective as hedges of currency net investments are classified as currency translation adjustments in shareholders' equity.

ENVIRONMENTAL REMEDIATION LIABILITIES

The company accrues for environmental remediation liabilities when they are probable and reasonably estimable based on current law and existing technologies. The estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties where such parties are considered solvent and it is probable that they will pay their respective share of relevant costs. The accruals are adjusted as further information develops or circumstances change. Costs of future expenditures do not reflect any claims for recoveries and are not discounted to their present value. Accruals for environmental liabilities are classified in the consolidated balance sheets primarily as other noncurrent liabilities.

STOCK BASED COMPENSATION

Employee stock options are accounted for pursuant to Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" (see Note 17 for SFAS No. 123 disclosures).

RECLASSIFICATIONS

Certain reclassifications have been made to conform prior periods' data to the current presentation.

2 NEW ACCOUNTING STANDARDS

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 provides guidance related to revenue recognition. SAB 101 allows companies to report any changes in revenue recognition related to adopting its provisions as an accounting change at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." In response to a specific dialogue with the SEC, the company recorded a cumulative effect of a change in accounting principle, effective January 1, 1999, for revenue recognized in 1998 related to the sale of certain marketing rights. The effect on earnings in 1999 was an after-tax loss of $20 ($0.02 per share), net of taxes of $12. The pretax amount of $32 will be amortized to income over twenty years. The proforma effect of this change in 1999 was immaterial.

The company is currently in the process of assessing whether or not there may be other revenue recognition issues to which SAB 101 applies and has not yet determined the effect, if any, that potential changes may have on its consolidated financial position or results of operations. Companies must adopt SAB 101 no later than June 30, 2000, effective as of January 1, 2000.

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The company will adopt SFAS No. 133 as required, no later than January 1, 2001, and is currently assessing the impact of adoption on its consolidated financial statements.

3 MERGER OF MONSANTO AND PHARMACIA & UPJOHN

On March 31, 2000, the company completed a merger accounted for as a pooling interests. The merger was accomplished according to an Agreement and Plan of Merger dated December 19, 1999 as amended on February 18, 2000, whereby a wholly owned subsidiary of formerly Monsanto Company merged with and into Pharmacia & Upjohn and Monsanto Company changed its name to Pharmacia Corporation. Monsanto was a life sciences company, committed to finding solutions to the growing global needs for food and health by applying common forms of science and technology among agriculture, nutrition and health. Monsanto manufactured, researched and marketed high-value agricultural products, pharmaceuticals and nutrition-based health products. Pharmacia & Upjohn (P&U) was a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and healthcare products.

Pursuant to the merger agreement, each share of common stock of Pharmacia & Upjohn issued and outstanding was converted into 1.19 shares of common stock of Pharmacia Corporation and each share of Series A Convertible Perpetual Preferred Stock of Pharmacia & Upjohn issued and outstanding was converted into one share of a new series of convertible preferred stock of Pharmacia Corporation designated as Series B Convertible Perpetual Preferred Stock. The Series B preferred shares have a conversion ratio into common shares of 1,725.5:1. Approximately 620 million shares of common stock were issued and approximately 6,640 shares of preferred stock were issued.

The merger, a U.S. tax-free reorganization, was accounted for as a pooling of interests under APB Opinion No. 16 "Business Combinations". As a result, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of both companies as if they had always been a combined organization.

There were no material transactions between Monsanto Company and Pharmacia & Upjohn, Inc. prior to the combination. Certain reclassifications have been made to conform the respective financial statement presentations.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements for the periods prior to the merger follow. The reclassifications of sales represent certain types of revenue and income transactions reclassified to conform the presentation of the two combining companies. The adjustments to net income from continuing operations represent adjustments to income tax expense as a result of assuming the companies had always been combined.

YEARS ENDED DECEMBER 31,                      1999           1998            1997
------------------------                     -------       --------        --------
Net Sales:
 Monsanto                                    $ 9,146       $  7,237        $  6,058
 Pharmacia & Upjohn                            7,253          6,758           6,586
 Reclassifications                                26           (258)            (64)
                                             -------       --------        --------
 Combined                                    $16,425       $ 13,737        $ 12,580
                                             =======       ========        ========
Net income from continuing operations:
 Monsanto                                    $   503       $   (131)       $    149
 Pharmacia & Upjohn                              803            631             258
 Adjustments                                      --            (19)            (17)
                                             -------       --------        --------
Combined                                     $ 1,306       $    481        $    390
                                             =======       ========        ========



4 OTHER COMPREHENSIVE INCOME

Effective January 1, 1998, the company adopted SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as all nonowner changes in equity and is equal to net earnings plus other comprehensive income (OCI). OCI for the company includes three components: changes in currency translation adjustments, unrealized gains and losses on available-for-sale securities, and minimum pension liability adjustments. The following table shows the changes in each OCI component. Reclassification adjustments represent items that are included in net earnings in the current period but previously were reported in OCI. To avoid double counting these items in comprehensive income, gains are subtracted from OCI, while losses are added.



                                                       TAX
FOR THE YEAR ENDED                        BEFORE     EXPENSE      NET OF
DECEMBER 31, 1999                          TAX     OR (BENEFIT)    TAX
------------------                        -----    -----------    ------
Currency translation adjustments          $(617)       $ --        $(617)
                                          -----        ----        -----
Unrealized investment gains                  32           7           25
 Less: reclassification adjustments
for gains realized in net earnings           21           7           14
                                          -----        ----        -----
Net unrealized investment gains              11          --           11
                                          -----        ----        -----
Minimum pension
 liability adjustments                      (28)        (16)         (12)
                                          -----        ----        -----
Other comprehensive (loss)                $(634)       $(16)       $(618)
                                          =====        ====        =====

FOR THE YEAR ENDED
DECEMBER 31, 1998
------------------
Currency translation adjustments          $ 63        $ (1)       $ 64
                                          ----        ----        ----
Unrealized investment (losses)             (53)        (22)        (31)
 Less: reclassification adjustments
 for gains realized in net earnings          8           2           6
                                          ----        ----        ----
Net unrealized investment (losses)         (61)        (24)        (37)
                                          ----        ----        ----
Minimum pension
 liability adjustments                     (57)        (19)        (38)
                                          ----        ----        ----
Other comprehensive (loss)                $(55)       $(44)       $(11)
                                          ====        ====        ====


                                                         TAX
FOR THE YEAR ENDED                           BEFORE     EXPENSE      NET OF
DECEMBER 31, 1997                             TAX     OR (BENEFIT)     TAX
                                             ------   -----------    ------
Currency translation adjustments            $(584)       $ --        $(584)
 Less: reclassification adjustments
for (losses) realized in net earnings
from the sales of subsidiaries                 (3)         --           (3)
                                            -----        ----        -----
Net currency translation
 Adjustments                                 (581)         --         (581)
                                            -----        ----        -----
Unrealized investment gains                    73          36           37
 Less: reclassification adjustments
for gains realized in net earnings             23          13           10
                                            -----        ----        -----
Net unrealized investment gains                50          23           27
                                            -----        ----        -----
Minimum pension liability adjustments         (27)        (11)         (16)
                                            -----        ----        -----
Other comprehensive
 (loss) income                              $(558)       $ 12        $(570)
                                            =====        ====        =====

5 RESTRUCTURINGS

The company recorded merger and restructuring charges of $55 [$70 P&U and $(15) Monsanto], $245 [$92 P&U and $153 Monsanto], and $316 [P&U] during 1999, 1998 and 1997, respectively. The company recorded additional charges throughout the consolidated statement of earnings. These charges are included in the discussion below. The following is a description of each plan and related charge taken by the indicated predecessor companies.

During 1999, Monsanto incurred $39 related to the integration of the agricultural chemical and seed operations and P&U incurred $16 related to the merger with Sugen. See discussion of these charges in Note 7.


MONSANTO

In 1999, the company recorded a pretax gain of $54 from the reversal of restructuring liabilities established in 1998. The restructuring liability reversals were required as a result of lower actual severance and facility shut-down costs than originally estimated.

In October 1999, the company completed the sale of the alginates business, which resulted in the recording of discontinued operations. Included in the accounting for the discontinued operations are the reversals of restructuring liabilities established in 1998 of $27 aftertax which were no longer required as a result of the sale of the alginates business on terms more favorable than originally anticipated.

In 1998, the company recorded net restructuring charges of $340 as part of the company's overall strategy to reduce costs and continue the commitment to its core businesses. The 1998 net restructuring charges were taken in the second and fourth quarters of 1998 and were recorded in the consolidated statement of earnings in the following categories:


================================================================================================================================
                                                         WORKFORCE       FACILITY          ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS         OTHER          TOTAL
--------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                            $  6            $ 8          $ 84                          $ 98

Amortization and adjustment of
intangible assets                                                               3            63                            66

Merger and Restructuring                                       103             64                         $(14)           153

All other, net                                                                               43            (20)            23
--------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                         $109            $75          $190           $(34)          $340
--------------------------------------------------------------------------------------------------------------------------------



In December 1998, the board of directors approved a plan to close certain facilities, reduce the current workforce and exit nonstrategic businesses. The activities Monsanto planned to exit in connection with this plan principally comprised of a tomato business, and a business involved in the operation of membership-based health and wellness centers. This plan also contemplated exiting several small, embryonic business activities, none of which had a significant effect on the restructuring reserve. The company recorded restructuring charges of $327 to cover the costs associated with these actions in 1998. The charges reflected $103 for the elimination of approximately 1,400 jobs, primarily in manufacturing and administrative functions. Included in these actions were approximately 190 positions that had been part of a restructuring plan approved in 1996. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. The charges also reflect pretax amounts for asset impairments, primarily for property, plant and equipment; intangible assets; and certain investments, totaling $130. The asset impairments were recorded primarily because of the company's decision to sell certain nonstrategic businesses. As a result, the net assets of these businesses were classified as assets held for sale and were carried at their net realizable value, estimated to be approximately $36 ($33 in the agricultural products segment, and $3 in the pharmaceutical segment) at December 31, 1998. These businesses were sold during 1999.

Other impairment charges totaling $40 were recorded in December 1998 because of management's decision to exit certain long-term investments. Fair values of the impaired assets and the businesses held for sale were recorded at their current market values or on estimated sale proceeds, based on either discounted cash flows or sales contracts. The December 1998 restructuring amounts also included pretax charges of $99 for the shutdown or other rationalization of certain production and administrative facilities. Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Approximately 80 facilities, located primarily in the United States, Europe and Latin America, were affected by these actions. Charges for these shutdowns included $21 for property, plant and equipment, $15 for intangible assets, $26 for miscellaneous investments, and $6 for inventories. Leasehold termination costs of $13 and various facility closure costs of $18, principally for facilities shutdown costs, equipment dismantling and contract cancellation payments, were also included in the shutdown charges. The closure or rationalization of these facilities was completed by December 31, 1999. As of December 31, 1999, cash payments of $81 million were made to eliminate approximately 1,100 positions and deferred employee severance payment of $9 were incurred and expected to be paid in January 2000. In addition, $20 in facility shut-down costs were incurred in connection with the December 1998 restructuring plan.

As of December 31, 1999, the remaining reserve balance for employee severance related to the approximately 175 positions was $31, and $4 for contractual obligations. The company expects these employee reduction obligations to be completed by June 2000. An additional 125 positions originally contemplated in the plan were eliminated through attrition. Cash payments to complete the 1998 plan will be funded from operations and are not expected to significantly impact Pharmacia's liquidity.

In May 1998, the company's board of directors approved a plan to exit Monsanto's optical products business, which included the Orcolite and Diamonex optical products business and the Diamonex performance products business (both reported in the pharmaceutical segment), and recorded net pretax charges of $48. The company recognized a $20 pretax gain on the sale of the Orcolite business and recorded pretax charges of $68 for the rationalization of the Diamonex business, primarily for severance costs and the write-off of manufacturing facilities and intangible assets. In connection with this rationalization, certain Diamonex product lines were sold, and others were shut down. In connection with the shutdown of the Diamonex business approximately 200 jobs, primarily in manufacturing and administrative functions, were eliminated at a total cost of $6. These actions, including workforce reductions and payment of severance, were complete by December 31, 1999.

The sale of the remaining assets, which were classified as assets held for sale as of December 31, 1998 and carried at their net realizable value of $7, was completed during 1999. Fair values of theimpaired assets and the businesses held for sale were recorded at their current market values, based on estimated cash flows, appraisals or sales contracts. Net income generated by the optical products businesses in 1998 and 1997 totaled $2, and $5, respectively. Also during the second quarter of 1998, Monsanto recognized a pretax gain of $35 primarily related to the reversal of a restructuring reserve based on a decision not to rationalize a European pharmaceutical production facility. There were approximately 70 jobs scheduled to be eliminated as part of this rationalization plan. The decision was driven by changes in the business and regulatory environment, and successes in the R&D pipeline. The net result of the actions was a pretax charge of $13 in the second quarter of 1998, recorded in the consolidated statement of earnings in the following categories:

================================================================================================================================
                                                         WORKFORCE       FACILITY       ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS     OTHER          TOTAL

--------------------------------------------------------------------------------------------------------------------------------

Cost of goods sold                                              $6           $  2           $36                     $ 44


Amortization and adjustment
of intangible assets                                                                         24                       24


Merger and Restructuring                                                      (26)                     (9)           (35)

All other, net                                                                                        (20)           (20)
--------------------------------------------------------------------------------------------------------------------------------

TOTAL INCREASE IN LOSS FROM
OPERATIONS BEFORE INCOME
TAXES                                                           $6           $(24)           $60     $(29)          $ 13
================================================================================================================================



Activity related to the 1998 and 1996 restructuring plans were as follows:

==================================================================================================================================
RESTRUCTURING:                         WORKFORCE       FACILITY       ASSET
                                                        REDUCTIONS       CLOSURES    IMPAIRMENTS      OTHER          TOTAL
----------------------------------------------------------------------------------------------------------------------------------

JAN. 1, 1997 RESERVE BALANCE                                  $224           $41                                     $ 265
 Costs charged against reserves                                (76)          (39)                                     (115)

DEC. 31, 1997 RESERVE BALANCE                                  148             2                                       150
Reversal of reserves related to 1996
plan:                                                          (48)                                                    (48)
Costs charged against reserves                                 (21)           (2)                                      (23)
1998 Restructuring:
     May 1998                                                    6             2            $ 60                        68
     Dec. 1998                                                 103            99             130            28         360
Reclassification of reserves to other
balance sheet accounts:
      Property                                                               (21)            (73)                      (94)
      Investments                                                                            (40)                      (40)
      Intangible assets                                                      (14)            (66)                      (80)
      Inventory                                                               (6)            (15)                      (21)
      Receivables                                                            (26)                                      (26)
      Other Assets                                                                             4           (28)        (24)

DEC. 31, 1998 RESERVE BALANCE                                  188            34                                       222

Costs charged against reserves:
        1998 Plan                                              (81)          (20)                                     (101)
Reversal of reserves related to 1998
plan:                                                          (44)          (10)                                      (54)
Reclassification of reserves to other
balance sheet accounts:
        1998 Plan - other liabilities
                                                               (23)                                                    (23)
----------------------------------------------------------------------------------------------------------------------------------
DEC. 31, 1999 RESERVE BALANCE                                 $ 40           $ 4            $  -           $ -       $  44
==================================================================================================================================

In 1998, $33 of restructuring reserves were reversed due to a reduction of approximately 120 job eliminations and $15 because of a decision not to rationalize a European pharmaceutical production facility both of which had been part of the 1996 restructuring plan.

Approximately $85 of workforce reduction costs originally accrued as part of the 1996 plan were delayed, principally as a result of the failed merger with American Home Products. Monsanto remained committed to accomplishing these workforce reductions and transferred the remaining accrual to the 1998 plan.

Total 1998 restructuring plan of $428 was partially offset by $68 from reversal of prior year restructuring reserves no longer needed and $20 gain from the sale of Orcolite business, resulting in a net charge to earnings of $340.

Restructuring liability reversals were required in 1999 as a result of lower actual severance and facility shut-down costs than originally estimated.

As part of restructuring actions approved prior to 1998, Monsanto reorganized U.S. staff operations, closed approximately 20 production, administrative and research facilities and made final payments to complete contractual commitments as part of a U. S. production facility shutdown. These actions eliminated approximately 1,020 positions.

Pharmacia & Upjohn
During 1999, the company recorded $54 in restructuring expenses which is comprised of $57 of restructuring charges net of a $3 adjustment to the 1998 turnaround restructuring. The charge included costs pertaining to reorganizations that will result in the elimination of certain research and development (R&D) projects as well as the elimination of 375 employee positions, mainly impacting the pharmaceutical segment and corporate and administrative functions. The objective of the restructuring is to eliminate duplicate functions and investments in R&D as well as reorganize the sales force based on anticipated future requirements of the company. The adjustment to the prior restructuring liabilities was attributable to lower than anticipated employee separation costs.

Employee separation benefits included in the 1999 charge are for elimination of positions in research and development of $26, corporate and administration of $18 and sales of $6. Project termination costs totaled $4 and asset write-downs totaled $3. During 1999, $3 was paid and charged against the liability. These amounts related to a portion of separation benefits for the approximately 50 employees severed prior to the end of the year. The company anticipates all activities associated with this restructuring to be substantially complete at the end of 2000. The remaining cash expenditures are expected during 2000 with some separation annuity payments being completed in 2001.

In 1997, the company announced a comprehensive turnaround program that resulted in restructuring charges during 1997 and 1998. The company structured the turnaround program in two phases reflecting management development and approval of plans. The turnaround program was initiated in the third quarter 1997 and was materially complete by December 31, 1999. The objectives of the turnaround program were to significantly rationalize infrastructure, establish a global headquarters in New Jersey, and eliminate duplicate resources in manufacturing, administration, and R&D. The turnaround program mainly affected the company's pharmaceutical segment and corporate administration groups. In the third and fourth quarters of 1997, the company recorded phase one charges totaling $316. The second phase of the turnaround program was finalized in the fourth quarter of 1998, resulting in an additional restructuring charge of $92.

The charge of $92 recorded in 1998 was comprised of employee separation costs of $68; write-downs of fixed assets and abandoned manufacturing projects of $8; and other costs of $16.

The 1997 restructuring charge of $316, for the first phase of the turnaround program, primarily related to employee separation costs of $134; write-downs of fixed assets and abandoned manufacturing projects of $162; and other costs of $20.

The total restructuring charges for 1998 and 1997 included involuntary employee separation costs for 580 and 1,320 employees worldwide, respectively. The 1998 charge included elimination of positions in marketing and administration of $55, R&D of $9, and manufacturing of $4. These amounts included an adjustment of $16 of the phase one accruals, mainly attributable to lower employee separation costs and, to a lesser extent, changes in plan estimates. The 1997 charge included elimination of positions in marketing and administration of $81, R&D of $22, and manufacturing of $31. As of December 31, 1999, the company had paid $155 in severance costs in connection with the 1998 and 1997 charges. The remaining balance for employee separation costs related to the turnaround program was $44 at December 31, 1999 comprised mainly of charges related to the phase two charge and remaining annuity separation payments. The company expects some annuity payments to continue into 2001.

The 1998 and 1997 restructuring charges included asset write-downs for excess manufacturing, administration, and R&D facilities totaling $8 and $162, respectively. The 1998 amount included an adjustment of $15 of the phase one accruals, mainly attributable to changes in plan estimates, favorable outcomes on sales of facilities, and actual facility closure costs below the original estimates. At December 31, 1999, facilities presently being marketed had a net book value of $47. Fixed asset write-downs were based on appraisals less costs to sell.

Other costs included in the 1998 and 1997 restructuring charges of $16 and $20, respectively, were primarily comprised of canceled contractual lease obligations and other costs. Offsetting 1998 charges in this grouping was an adjustment of $6 related to all restructuring charges prior to 1997.

The following table displays a roll-forward of the liabilities for business restructurings from December 31, 1996 to December 31, 1999:

                                    =========================================
                                    EMPLOYEE
                                    SEPARATION
                                    COSTS            OTHER             TOTAL
                                    -----------------------------------------

Balance December 31, 1996            $ 201           $  25             $ 226
Additions                              134              20               154
Deductions                            (182)            (25)             (207)
                                    -----------------------------------------
Balance December 31, 1997              153              20               173
Additions                               68              16                84
Deductions                            (113)            (12)             (125)
                                    -----------------------------------------
Balance December 31, 1998              108              24               132
                                    -----------------------------------------
Additions                               50               4                54
Deductions                            (67)             (17)              (84)
                                    -----------------------------------------
Balance December 31, 1999           $   91           $  11             $ 102
                                    =========================================

6 INCOME TAXES

The components of earnings before income taxes were:


YEARS ENDED DECEMBER 31                1999         1998           1997
-----------------------               ------        -----          -----

U.S.                                  $  768        $ (37)         $(211)
Non-U.S                                1,130          929            773
                                      ------        -----          -----
EARNINGS BEFORE INCOME TAXES          $1,898        $ 892          $ 562
                                      ======        =====          =====



The provision for income taxes included in the consolidated statements of earnings consisted of:


YEARS ENDED DECEMBER 31                1999          1998          1997
--------------------------             -----         -----         -----
CURRENTLY PAYABLE:
U.S.                                   $ 215         $ 380         $ 131
Non-U.S                                  394           422           488
                                       -----         -----         -----
Total currently payable                  609           802           619
                                       -----         -----         -----
DEFERRED:
U.S.                                      48          (276)         (176)
Non-U.S                                  (65)         (115)         (271)
                                       -----         -----         -----
Total deferred                           (17)         (391)         (447)
                                       -----         -----         -----
PROVISION FOR INCOME TAXES             $ 592         $ 411         $ 172
                                       =====         =====         =====

Differences between the company's effective tax rate and the U.S. statutory tax rate were as follows:


PERCENT OF PRETAX INCOME               1999          1998           1997
--------------------------            ------        ------         ------

Statutory tax rate                      35.0%         35.0%          35.0%
Lower rates in other
 jurisdictions, net                     (4.0)         (6.2)         (16.6)
U.S. R&D tax credit                     (2.1)         (3.8)          (4.1)
Non-deductible goodwill                  3.8           6.7            6.7
Acquired in-process R&D                  0.3           8.0            1.2
Valuation allowances                     0.0           5.5            8.5
All other, net                          (1.9)          0.9           (0.2)
                                      ------        ------         ------
EFFECTIVE TAX RATE                      31.1%         46.1%          30.5%
                                      ======        ======         ======

The lower rates in other jurisdictions are principally attributable to manufacturing operations in jurisdictions subject to more favorable tax rates.

Deferred income taxes are in the consolidated balance sheets as follows:


                                                 1999             1999            1998               1998
DECEMBER 31                                     ASSETS         LIABILITIES       ASSETS           LIABILITIES
-----------                                     ------         -----------       ------           -----------
Components of deferred taxes were:
 Property, plant and
  Equipment                                   $    --            $   594          $   --            $423
 Inventory                                        404                 --             257              --
 Compensation and
  retirement plans                                501                 45             461              60
 Swedish tax deferrals                             --                 49              --              31
 Tax loss and tax credit
  carryforwards                                   801                 --             597              --
 Environmental and product
  liabilities                                      46                 --              59              --
 Restructuring and
  discontinued operations                         130                 --             297              --
 Tax on unremitted earnings                        --                106              --             108
 Intangibles                                      120                 --             180              --
 All other                                        508                169             456             234
                                              -------            -------          ------            ----
Subtotal                                        2,510                963           2,307             856
Valuation allowances                             (240)                              (161)
                                              -------            -------          ------            ----
Total deferred taxes                          $ 2,270            $   963          $2,146            $856
                                              -------            -------          ------            ----
Net deferred tax assets                       $ 1,307                            $ 1,290
                                              =======                            =======


Valuation allowances have been provided for certain deferred tax assets that are not likely to be realized. The increase in the valuation allowance in 1999 was primarily attributable to the establishment of a valuation allowance in Brazil due to the weakening of the Brazilian economy against the U.S. dollar. The valuation allowance related to Brazil had no effect on the 1999 effective tax rate because it was recorded in other comprehensive income (loss) as an accumulated currency adjustment.

As of December 31, 1999, Pharmacia had tax loss carryforwards of approximately $797, of which $367 have various expiration dates through 2018. At December 31, 1999, undistributed earnings of subsidiaries considered permanently invested, for which deferred income taxes have not been provided, were approximately $5,300.


7 MERGERS, ACQUISITIONS AND DIVESTITURES

In December 1999, the company withdrew its filing for U.S. antitrust clearance of its proposed merger with Delta and Pine Land Company (D&PL) in light of the U.S. Department of Justice's unwillingness to approve the transaction on commercially reasonable terms. On January 3, 2000, the company paid D&PL $80 in cash, equal to the amount of a termination fee set forth in the merger agreement, plus reimbursement of $1 in expenses. In addition, the company recognized $4 of related expenses in 1999 in connection with the failed merger with D&PL, resulting in a total charge of $85.

On August 31, 1999, the company completed its merger with Sugen by exchanging approximately 12 million shares of its common stock for all of the common stock of Sugen. Each share of Sugen common stock was exchanged for .7248 of one share of Pharmacia common stock. In addition, terms of outstanding Sugen stock options, stock warrants, convertible debt, and warrants on convertible debt were changed to convert Sugen shares to Pharmacia shares using the same exchange ratio.

In connection with the merger, the company recorded $16 in merger transaction costs such as fees for investment bankers, attorneys, accountants, and other costs to effect the merger with Sugen, all of which were paid during 1999. These charges were recorded in merger and restructuring on the consolidated statement of earnings.

ACQUISITIONS

In 1998, the company's agricultural segment made strategic acquisitions of several seed companies. In July 1998, Pharmacia acquired Plant Breeding International Cambridge Limited (PBIC) for approximately $525. In October 1998, Pharmacia announced the acquisition of certain international seed operations of Cargill, Incorporated in Asia, Africa, Central and South America, and Europe, excluding certain operations in the United Kingdom, for approximately $1,400. In December 1998, Pharmacia completed its acquisition of DEKALB Genetics Corporation (DEKALB) for approximately $2,300. Pharmacia recorded the following pretax charges in 1998 for the write-off of acquired in-process R&D related to these acquisitions: approximately $60 for PBIC, approximately $150 for DEKALB and approximately $190 for certain Cargill international seed operations. Management believed that the technological feasibility of the acquired in-process R&D had not been established and that it had no alternative future uses. Accordingly, the amounts allocated to in-process R&D are required to be expensed immediately under generally accepted accounting principles.

Pharmacia accounted for the 1998 acquisitions as purchases. On October 20, 1999, Pharmacia and Cargill reached an agreement that resolves outstanding issues related to Pharmacia's purchase of certain international seed operations of Cargill. Under terms of the agreement, Cargill made a cash payment of $335 to Pharmacia for the lost use of certain germplasm and damages caused by the delay in integrating certain international seed operations and legal expenses. Additionally, Pharmacia and Pioneer Hi-Bred International, Inc. (Pioneer) announced a resolution of the litigation between them stemming from Pharmacia's purchase of Cargill's international seed operations. Under terms of this agreement, Pharmacia was required to destroy genetic material derived from Pioneer's seed lines and pay damages of $42 to Pioneer. As a result, the purchase price for certain international seed operations of Cargill was reduced by $265. The company's final purchase price allocations for the principal acquisitions made during 1998 are to goodwill, $2,686; germplasm and core technology, $505; trademarks, $222; in-process research and development, $402; exit costs and employee termination liabilities, ($64); inventories and other individually insignificant tangible assets and liabilities, $212. The final purchase price allocations were based on final valuation studies. The net balance of $28 from the Cargill and Pioneer settlements was recorded in the 1999 Statement of Consolidated Earnings as reimbursement of incremental cost incurred.

At the time of and in connection with the 1998 seed company acquisitions, Pharmacia established a plan to integrate the acquired business. Pharmacia is in the process of closing, or rationalizing (consolidating, shutting down or moving facilities to achieve more efficient operations), certain assets or facilities and eliminating approximately 1,400 jobs, primarily in manufacturing and administrative functions, as part of this integration plan. Approximately 300 of these positions were related to Pharmacia's existing seed operations and were therefore included in the December 1998 restructuring plan. The costs related to 1,000 of the positions and the other actions, were originally estimated to be $78,and were recognized as liabilities in 1998. As of December 31, 1999, over 900 positions have been eliminated at a cost of approximately $50. The remaining 200 positions (including an estimated 100 additional positions identified in 1999) are expected to be eliminated by the third quarter of 2000 at a cost of $14 which will complete the original plan. In addition, the original liability established in 1998 was reduced by $14 as a result of lower actual severance costs and attrition and was recorded as an adjustment to the final purchase price allocations to goodwill.

During 1999, the company recorded a pretax charge of $67 from continuing operations, principally associated with the company's continued focus on improving operating efficiency through accelerated integration of the agricultural chemical and seed operations. The charge of $67 was comprised of facility shut-down charges of $39, workforce reduction costs of $18, and asset impairments of $10, and was recorded in the consolidated statement of earnings as cost of goods sold of $20, amortization of intangible assets of $8 and merger and restructuring expense of $39. The affected employees are entitled to receive severance benefits pursuant to established severance policies or by governmentally mandated labor regulations.

The in-process R&D charges for the 1998 and 1997 seed company acquisitions cover numerous seed breeding projects, no single one of which was significant, as is typical in the seed industry. These projects consist of conventional breeding programs for corn, wheat and other hybrids; conventional breeding for soybean varieties; and, the development of transgenic crops. Successful commercialization of products developed through these projects is expected to occur five to nine years after program initiation. The in-process projects were at various stages of completion at the dates of acquisition. Revenues from the in-process R&D projects related to the 1997 acquisitions began in 1998. Revenues from the in-process R&D projects related to the 1998 acquisitions began in 1999. On average, a new seed technology is in the research process or developmental stage for eight years before it is launched in a commercial product. Additionally, based on historical experience, Pharmacia assumed that one eighth of the products in the 'in-process pipeline' would be released or launched each year for the next eight years. From this information, a weighted-average percent complete was computed. The present value of future cash flows was then multiplied by the estimated percentage complete as of the valuation date to determine the value of the acquired in-process R&D. The in-process R&D projects were valued using a discounted cash flow method with risk-adjusted discount rates generally ranging from 12 percent to 20 percent, which took into account the stage of completion and the appropriate development cycle of each in-process R&D category.

DIVESTITURES

On July 1, 1999, Pharmacia announced its intention to sell the artificial sweetener and biogum businesses. In addition, Pharmacia has transferred the remaining ROUNDUP lawn-and-garden and nutrition research operations to the agricultural products segment. In 1998, the company committed to a plan to sell the alginates and ORTHO lawn-and-garden products businesses. In September 1997, the company spun off its chemical businesses to shareholders by distributing shares of a newly formed company called Solutia, Inc. The financial results of these businesses have been reclassified as discontinued operations and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. Previously reported amounts have also been reclassified to make them consistent with the current presentation. See Notes to Financial Statements, Note 20 - Discontinued Operations for further details.

In 1999, Pharmacia completed the sale of Stoneville Pedigreed Seed Company (Stoneville). Proceeds were $92, resulting in a pretax gain of $35. Proceeds from the sale were used to reduce debt. In April 1999, Pharmacia completed the sale of NSC Technologies Company to Great Lakes Chemical Corporation for proceeds of $125. Proceeds from the sale were primarily used to reduce debt and resulted in a pretax gain of approximately $40.

In December 1998, the company sold substantially all of P & U's nutritional therapies business to Fresenius AG for a loss of $52. To comply with antitrust regulations in Germany, operations there were not sold to Fresenuis. In the third quarter of 1999, the company completed the sale of the nutrition business in Germany to Baxter Deutschland GmbH for a gain. The consummation of the disposal of the final component of the business, the China operations, was concluded in the first quarter of 2000 at a small gain.

The earnings statement effects of these events and activities are reported in "All other, net."


8 EARNINGS PER SHARE

Basic earnings per share is computed by dividing the net earnings measure by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed assuming the exercise of stock options, conversion of preferred stock, and the issuance of stock as incentive compensation to certain employees. Under these assumptions, the weighted-average number of common shares outstanding is increased accordingly, and net earnings is reduced by an incremental contribution to the Employee Stock Ownership Plan (ESOP). This contribution is the after-tax difference between the income the ESOP would have received in preferred stock dividends and the dividend on the common shares assumed to have been outstanding.

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:


YEARS ENDED DECEMBER 31                               1999         1999           1998           1998           1997        1997
                                                     BASIC        DILUTED         BASIC         DILUTED         BASIC      DILUTED
                                                    -------       -------        -------        -------        -------     -------
EPS numerator:
Earnings from continuing operations                 $ 1,306       $ 1,306        $   481        $   481        $   390     $   390
Less: Preferred stock dividends, net of tax             (13)           --            (13)            --            (13)         --
Less: ESOP contribution, net of tax                      --            (5)            --             (5)            --          (5)
Interest effects - convertible instruments                                                            1
                                                    -------       -------        -------        -------        -------     -------
Earnings from continuing operations available
 to common shareholders                             $ 1,293       $ 1,301        $   468        $   477        $   377     $   385
                                                    -------       -------        -------        -------        -------     -------
EPS denominator:
Average common shares outstanding                     1,249         1,249          1,219          1,219          1,204       1,204
Effect of dilutive securities:
 Stock options and stock warrants                        --            23             --             34             --          28
 Convertible instruments and
   incentive compensation                                --            12             --             13             --          13
                                                    -------       -------        -------        -------        -------     -------
Total shares                                          1,249         1,284          1,219          1,266          1,204       1,245
                                                    -------       -------        -------        -------        -------     -------
EARNINGS PER SHARE FROM CONTINUING OPERATIONS       $  1.04         $1.01        $   .39        $   .37        $   .31     $   .31
                                                    =======       =======        =======        =======        =======     =======

9 ACCOUNTS RECEIVABLE AND INVENTORIES

The following table displays a roll-forward of allowances for doubtful trade accounts receivable for the three years ended December 31, 1999:

Balance December 31, 1996            $ 129
Additions - charged to expense          41
Deductions                             (28)
                                     -----
Balance December 31, 1997              142
Additions - charged to expense          77
Deductions                             (29)
                                     -----
Balance December 31, 1998              190
Additions - charged to expense         110
Deductions                             (29)
                                     -----
Balance December 31, 1999            $ 271
                                     =====


Inventories valued on the LIFO method had an estimated replacement cost (FIFO basis) of $1,038 at December 31, 1999, and $903 at December 31, 1998.

December 31,                                       1999           1998
-----------                                       -------        -------
Estimated replacement cost (FIFO basis):
Finished products                                 $ 1,281        $ 1,622
Raw materials, supplies and work in process         1,794          1,321
                                                  -------        -------
Inventories (FIFO basis)                            3,075          2,943
Less reduction to LIFO cost                          (170)          (189)
                                                  -------        -------
Inventories                                       $ 2,905        $ 2,754
                                                  =======        =======


10 INVESTMENTS


DECEMBER 31                               1999       1998
-----------                               ----       ----
SHORT-TERM INVESTMENTS:
Available-for-sale:
Certificates of deposit                   $ 38       $  5
Kingdom of Sweden debt instruments          23        242
Corporate notes                             15         15
U.S. Treasury securities and
  other U.S. Government obligations         14          6
Corporate commercial paper                  --         17
Other                                        2          9
                                          ----       ----
Total available-for-sale                    92        294
Held-to-maturity                            46         90
                                          ----       ----
TOTAL SHORT-TERM INVESTMENTS              $138       $384
                                          ====       ====


Amortized cost of short-term investments classified as available-for-sale approximates fair market value. Short-term investments classified as held-to-maturity consist primarily of bank certificates of deposit with amortized cost approximating fair market value.

                                                      UNREALIZED
                                                   -----------------      CARRYING
LONG-TERM INVESTMENTS                    COST      GAINS    (LOSSES)       VALUE
---------------------                    ----      -----    --------      --------
DECEMBER 31, 1999
Available-for-sale:
Equity securities                        $221       $53       $(13)       $261
Mortgage-backed securities--
 guaranteed by the U.S. Government        114        --         (1)        113
Other                                      16        --         --          16
                                         ----       ---       ----        ----
Total available-for-sale                  351        53        (14)        390
Held-to-maturity                                                            86
                                         ----       ---       ----        ----
TOTAL LONG-TERM INVESTMENTS                                               $476
                                         ----       ---       ----        ----
DECEMBER 31, 1998
Available-for-sale:
Equity securities                        $216       $66       $(37)       $245
Mortgage-backed securities--
 guaranteed by the U.S. Government        144         4         --         148
                                         ----       ---       ----        ----
Total available-for-sale                  360        70        (37)        393
Held-to-maturity                                                           217
                                         ----       ---       ----        ----
TOTAL LONG-TERM INVESTMENTS                                               $610
                                                                          ====


The total of unrealized gains (net of deferred taxes) included in shareholders' equity amounted to $30 at December 31, 1999, compared to $19 and $56 at December 31, 1998 and 1997, respectively.

The proceeds realized from the sale of available-for-sale debt securities were $349, $254 and $942 for 1999, 1998 and 1997, respectively. Profits realized on these sales are recorded as interest income. During 1999, 1998 and 1997, the proceeds realized from the sale of available-for-sale equity securities amounted to $48, $53 and $4. Profits realized on these sales are recorded in "All other, net." Based on original cost, gains and losses of $25, $(16) and $23 were realized on all sales of available-for-sale securities in 1999, 1998 and 1997, respectively.

Long-term investments held-to-maturity are summarized as follows:


                                1999       1999      1998       1998
                                FAIR     AMORTIZED   FAIR     AMORTIZED
DECEMBER 31                     VALUE      COST      VALUE      COST
---------------------           -----    ---------   -----    ---------
Guaranteed by the
 U.S. Government                 $51       $51       $111       $111
Corporate notes                   30        30         --         --
Commonwealth of
 Puerto Rico debt
 instruments                       5         5         35         35
Bank obligations:
 Certificates of Deposit          --        --         42         42
 Other                            --        --         29         29
                                 ---       ---       ----       ----
Long-term investments held
 to maturity                     $86       $86       $217       $217
                                 ===       ===       ====       ====



At December 31, 1999, long-term mortgage-backed securities available for sale had scheduled maturities ranging from 2001 to 2024. Scheduled maturities of long-term securities to be held to maturity were from 2000 to 2022.

11 PROPERTIES, NET


DECEMBER 31                             1999           1998
-----------                           -------        -------

Land                                  $   195        $   235
Buildings and improvements              3,189          3,103
Equipment                               6,670          6,333
Construction in process                 1,704          1,471
Less allowance for depreciation        (4,933)        (4,885)
                                      -------        -------
Properties, net                       $ 6,825        $ 6,257
                                      =======        =======



12 LINES OF CREDIT AND DEBT

The company has committed borrowing facilities amounting to $3,500 that were unused as of December 31, 1999. Expiration periods occur as follows: $2,000 in 2000, $1,000 in 2001 and $500 in 2004. The facilities exist largely to support commercial paper borrowings. While there are no related compensating balances, the facilities are subject to various fees. The company also has uncommitted lines of credit amounting to $1,022 available with various U.S. and international banks, of which $62 were used at December 31, 1999.

SHORT TERM DEBT
---------------

DECEMBER 31                                 1999         1998
-----------                                 ----         ----

Commercial paper                           $1,253       $  659
Current maturities of long-term debt          442          165
Notes payable to banks                        177          416
Bank overdrafts                               120          161
                                           ------       ------
TOTAL SHORT-TERM DEBT                      $1,992       $1,401
                                           ======       ======


LONG TERM DEBT
--------------

DECEMBER 31                                     1999         1998
-----------                                    ------       ------

Commercial paper                               $1,000       $1,000
Adjustable conversion-rate equity
 security units due 2003                          700          700
6.6% debentures due 2028                          697          694
5.75% notes due 2005                              599          596
5 3/8% notes due 2001                             500          498
6.5% debentures due 2018                          498          496
Variable - rate notes due 2003                    480          575
Industrial revenue bond obligations,
 5.7% average rate at December 31, 1999,
 due 2001 to 2028                                 324          337
5 7/8% notes due 2008                             199          199
6.75% debentures due 2027                         199          198
Medium-term notes, 7.0% average rate
 at December 31, 1999, due 2001 to 2018           165          165
8.2% debentures due 2025                          150          150
8.7% debentures due 2021                          100          100
8 7/8% debentures due 2009                         99           99
5.6% yen note due 2016                             99           86
6% notes due 2000                                  --          150
Other                                             157          420
                                               ------       ------
TOTAL LONG-TERM DEBT                           $5,966       $6,463
                                               ======       ======


Annual aggregate maturities of long-term debt during the next five years are:
2001--$622; 2002--$193; 2003--$1,086; 2004--$38 and 2005--$694. The company has guaranteed three ESOP related notes for original principal amounts of $275 (9.79%), $80 (8.13%) and $80 (7.09%) with maturities ranging between 2000 and 2006. At December 31, 1999, the balance of the guarantee was $309 of which $39 was classified as current. Principal payments cause the recognition of compensation expense (see Note 16). Annual aggregate maturities of guaranteed debt through expiration are: 2001--$46; 2002--$57; 2003--$66; 2004--$72.

In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security (ACES) units at a stated value of $40.00 per unit, for an aggregate initial offering price of $700. Each unit consists of a purchase contract for the company's common stock and a junior subordinated deferrable debenture. Under the purchase contracts, in November 2001 the unit holders will purchase for $40 not more than one share and not less than 0.8197 of one share of the company's common stock per unit, depending on the average trading price of the common stock during a specified period in November 2001. In addition, the company pays quarterly deferrable contract fees to the unit holders at 0.55 percent of the stated amount. The junior subordinated deferrable debentures have a principal amount equal to the stated amount of the units, an interest rate of 5.95 percent, and mature in 2003 subject to a call option granted to a third party.

Information regarding interest expense and weighted average interest rates follows:

YEARS ENDED DECEMBER 31                  1999          1998          1997
-----------------------                 -----         -----         -----

Interest cost incurred                  $ 463         $ 286         $ 212
Less: Capitalized on construction         (55)          (50)          (44)
                                        -----         -----         -----
Interest expense                        $ 408         $ 236         $ 168
                                        -----         -----         -----
Weighted average interest rate on
 short-term borrowings at end
 of period                               6.79%         6.79%         6.43%
                                        -----         -----         -----


13 COMMITMENTS, CONTINGENT LIABILITIES AND LITIGATION

Future minimum payments under noncancellable operating leases, and unconditional purchase obligations at December 31, 1999 (approximately 65 percent real estate, 17 percent research and development alliances and, 18 percent equipment and inventory purchases) are as follows: 2000--$190; 2001--$142; 2002--$114;
2003--$60; 2004--$53 and later years--$193. Capital asset spending committed for construction and equipment but unexpended at December 31, 1999, was approximately $280. Pharmacia was contingently liable as a guarantor for bank loans and for discounted customers' receivables totaling approximately $77 as of December 31, 1999, and $158 as of December 31, 1998.

The consolidated balance sheets include accruals for estimated product and intellectual property litigation and environmental liabilities. The latter includes exposures related to discontinued operations, including the industrial chemical facility referred to below and several sites which, under the Comprehensive Environmental Response, Compensation, and Liability Act, are commonly known as Superfund sites. The company's ultimate liability in connection with Superfund sites depends on many factors, including the number of other responsible parties and their financial viability and the remediation methods and technology to be used. Actual costs to be incurred may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

With regard to the company's discontinued industrial chemical facility in North Haven, Connecticut, the company will soon be required to submit a corrective measures study report to the U.S. Environmental Protection Agency (EPA). It now appears likely that this report will need to be submitted for EPA review in the latter part of 2000, at which time it may become appropriate to reevaluate the existing reserves designated for remediation in light of changing circumstances. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a range of potential losses. Accordingly, it is not possible to determine what, if any, additional exposure exists at this time.

In April 1999, a jury verdict was returned against DEKALB GENETICS CORPORATION, a subsidiary of the company in a lawsuit filed in U.S. District Court in North Carolina. The lawsuit claims that a 1994 license agreement was induced by fraud stemming from nondisclosure of relevant information and that DEKALB did not have the right to license, make or sell products using the plaintiff's technology for glyphosate resistance under this agreement. The jury awarded $15 in actual damages for unjust enrichment and $50 in punitive damages. DEKALB has appealed this verdict, has meritorious grounds to overturn the verdict and intends to vigorously pursue all available means to have the verdict overturned. No provision has been made in the company's consolidated financial statements with respect to the award for punitive damages.

On March 20, 1998, a jury verdict was returned against the company in a lawsuit filed in the California Superior Court. The lawsuit claims that the company delayed providing access to certain gene technology under a 1989 agreement. The jury awarded $175 in future damages. The company has filed an appeal and has no provision established in the company's consolidated financial statements with respect to this verdict. The company intends to defend itself vigorously against this action.

G.D. Searle & Co. and Pharmacia & Upjohn, Inc., subsidiaries of the company have been parties along with a number of other defendants (both manufacturers and wholesalers) in several federal civil antitrust lawsuits, some of which were consolidated and transferred to the Federal District Court for the Northern District of Illinois. These suits, brought by independent pharmacies and chains, generally allege unlawful conspiracy, price discrimination and price fixing and, in some cases, unfair competition. These suits specifically allege that the defendants violated the following: (1) the Robinson-Patman Act by giving substantial discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations ("HMOs") without offering the same discounts to retail drugstores, and (2) Section I of the Sherman Antitrust Act by entering into agreements with other manufacturers and wholesalers to restrict certain discounts and rebates so they benefited only favored customers. The Federal District Court for the Northern District of Illinois certified a national class of retail pharmacies in November 1994. A similar action is pending by a proposed retailer class in the state court of California. Eighteen class action lawsuits seeking damages based on the same alleged conduct have been filed in 14 states and the District of Columbia. The plaintiffs claim to represent consumers who purchased prescription drugs in those jurisdictions and four other states. Two of the lawsuits have been dismissed. Pharmacia & Upjohn announced in 1998 that it reached a settlement with the plaintiffs in the federal class action cases for $103; and Searle received a favorable verdict in 1999.

Although the results of litigation cannot be predicted with certainty, management's belief is that any potential remaining liability that might exceed amounts already accrued will not have a material adverse effect on the company's consolidated financial position, profitability or liquidity.


14 FINANCIAL INSTRUMENTS

FINANCIAL INSTRUMENT FAIR VALUES

The carrying amounts and estimated fair values of the company's financial instruments were as follows:

                                       1999            1999             1998           1998
                                     CARRYING          FAIR           CARRYING         FAIR
DECEMBER 31                           AMOUNT           VALUE           AMOUNT          VALUE
                                      -------         -------         -------         -------
FINANCIAL ASSETS:
 Short-term investments               $   138         $   138         $   384         $   384
 Long-term investments                    476             476             610             610
 Forward currency
  exchange contracts
  Hedges of loans and deposits            (19)            (19)             (1)             (1)
  Hedges of anticipated
   transactions                            (2)             (1)            (13)            (12)
 Currency/Interest swaps
  hedges of loans and deposits             (3)             (3)           --              --
Commodity futures                          (3)             (3)             (6)             (6)
Interest rate swaps                      --                (2)           --                (7)
FINANCIAL LIABILITIES:
 Short-term debt                        1,992           1,992           1,401           1,401
 Long-term debt                         5,966           5,678           6,463           6,781
 Guaranteed ESOP debt                 $   270         $   283         $   309         $   344
                                      =======         =======         =======         =======

Because maturities are short-term, fair value approximates carrying amount for cash and cash equivalents, short-term investments, accounts receivable, short-term debt, and accounts payable. Fair values of derivative contracts, long-term investments, long-term debt, and guaranteed ESOP debt were estimated based on quoted market prices for the same or similar instruments or on discounted cash flows.

Because the contract amounts on derivative instruments are stated as notional amounts, the amount of contracts disclosed above is not a direct measure of the exposure of the company through its use of derivatives. These contracts generally have maturities that do not exceed twelve months and require the company to exchange currencies at agreed-upon rates at maturity. The counterparties to the contracts consist of a limited number of major international financial institutions. The company does not expect any losses from credit exposure related to these instruments

FOREIGN CURRENCY RISK MANAGEMENT

The company is exposed to currency exchange rate fluctuations related to certain intercompany and third party transactions. The exposures and related hedging programs are managed centrally using forward currency contracts, cross-currency swaps and currency options to hedge a portion of both net recorded currency transaction exposures on the balance sheet as well as net anticipated currency transactions. During 1999, several European countries began using the euro. This reduces the number of currencies in which contracts are denominated although increasing the company's concentration in a particular currency. The company also has hedged part of its net investment in Japan. Financial instruments for trading purposes are neither held nor issued by the company.

The company's program to hedge net anticipated currency transaction exposures is designed to protect cash flows from potentially adverse effects of exchange rate fluctuations. At December 31, 1999, the contract amount of the company's outstanding contracts used to hedge net transaction exposure was $730. The aggregate net transaction losses included in net earnings for the years ended December 31, 1999, 1998 and 1997 related to foreign currency transaction hedges were $(33), $(7), and $(34), respectively.

Gains and losses on hedges of intercompany loans and deposits offset the currency exchange gains and losses of the underlying loans and deposits. At December 31, 1999, the contract amount of forward exchange and currency swap contracts held for balance sheet financial exposure hedging program was $1,446.

INTEREST RATE MANAGEMENT

Interest-rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, the company changes the fixed/variable interest-rate mix of its debt portfolio. As of December 31, 1999, the company was party to interest-rate swap agreements with an aggregate notional principal amount of $90 related to existing debt. The agreements effectively convert floating-rate debt into fixed-rate debt, and the agreements end in 2000. This reduces the company's risk of incurring higher interest costs in periods of rising interest rates.

COMMODITY RISK MANAGEMENT

Commodity futures and options contracts are used to hedge the price volatility of certain commodities, primarily soybeans and corn. This hedging activity is intended to manage the price paid to production growers for corn and soybean seeds. As of December 31, 1999, the company had futures contracts of $78, $28, $9 for soybeans, corn and lean hogs, respectively.

CREDIT RISK MANAGEMENT

The company invests excess cash in deposits with major banks throughout the world and in high quality short-term liquid debt instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. At December 31, 1999, the company had no financial instruments that represented a significant concentration of credit risk. The amounts invested in any single institution are limited to minimize risk. The company has not incurred credit risk losses related to these investments.

The company sells a broad range of pharmaceutical and agricultural products to a diverse group of customers operating throughout the world. In the United States, Latin America and Japan, the company makes substantial sales to relatively few large wholesale customers. The company's agricultural products business is highly seasonal. It is subject to weather conditions and natural disasters that affect commodity prices and seed yields. Credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required.


15 SHAREHOLDERS' EQUITY

PREFERRED STOCK
The Series B Convertible Perpetual Preferred Stock is held by the Employee Stock Ownership Trust (ESOP Trust). The per-share stated value is $40,300.00 and the preferred stock ranks senior to the company's common stock as to dividends and liquidation rights. Each share is convertible, at the holder's option, into 1,725.5 shares of the company's common stock and has voting rights equal to 1,725.5 shares of common stock. The company may redeem the preferred stock at any time or upon termination of the ESOP at a minimum price of $40,300.00 per share. Dividends, if declared and at the rate of 6.25 percent, are cumulative, paid quarterly, and charged against retained earnings.

COMMON STOCK
The number of common shares outstanding at December 31, 1999, 1998, and 1997 was 1,254,637,000; 1,245,858,000; and 1,209,989,000, respectively. Individually,
Monsanto Company and Pharmacia & Upjohn, Inc. declared dividends at a rate of $0.12 and $1.08, $0.12 and 1.08, and $0.50 and $1.08, for 1999, 1998, and 1997,
respectively. Common stock dividends payable were $141 and $137 at December 31, 1999 and 1998, respectively.

CAPITAL IN EXCESS OF PAR VALUE
Amounts of paid-in capital that exceed the par value ($2.00 per share) of the company's common stock are recorded in this account. The tax benefit related to the exercise of certain stock options reduces income taxes payable and is reflected as capital in excess of par. Offsetting this is the difference between the cost of treasury shares and cash received for them, if any, when used to satisfy stock option exercises and other employee stock awards.

ESOP-RELATED ACCOUNTS
Upon recognition of the company's guarantee of the debt of the ESOP trusts, offsetting amounts were recorded in shareholders' equity. As guaranteed debt is repaid, this amount diminishes correspondingly (see Notes 12 and 16). In addition, the company has extended various loans to the ESOP trusts. The guarantees and the company loans constitute charges to shareholders' equity. Finally, to the extent the company recognizes expense more rapidly than the corresponding cash contributions are made to the preferred stock ESOP, this shareholders' equity balance is reduced.

TREASURY STOCK
The balance at December 31, 1999 and 1998 was $2,432 and $2,543, respectively, carried at cost.

ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income reflects the cumulative balance of (1) currency translation adjustments, the adjustments of translating the financial statements of non-U.S. subsidiaries from local currencies into U.S. dollars (see
Note 1); (2) unrealized gains and losses on investments categorized as available-for-sale, net of deferred taxes and reclassifications (see Note 4); and (3) minimum pension liability adjustments, net of deferred tax.

SHAREHOLDER RIGHTS PLAN
Pursuant to the company's Shareholder Rights Plan, in December 1999, the company's board of directors declared a dividend, effective as of February 5, 2000, of one preferred stock purchase right on each then-outstanding share of the company's common stock. The February 5, 2000 dividend replaced the preferred stock purchase rights, which were granted in 1990 and set to expire on February 5, 2000 under the company's 1990 Shareholder Rights Plan. Pursuant to the current Shareholder Rights Plan, if a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more of the company's outstanding common stock, the rights become exercisable. And, for every right held, the owner will be entitled to purchase one one-thousandth of a share of a Series A preferred stock for $250. If Pharmacia is acquired in a business combination transaction while the rights are outstanding, for every right held, the holder will be entitled to purchase, for $250, common shares of the acquiring company having a market value of $500. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the company's outstanding common stock, for every right held, the holder (other than such person or members of such group) will be entitled to purchase, for $250, a number of shares of the company's common stock having a market value of $500. At any time prior to the acquisition of such a 20 percent position, the company can redeem each right for $0.001. The board of directors also is authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2010.

ADJUSTABLE CONVERSION-RATE EQUITY SECURITIES
In November 1998, the company issued 17,500,000 units of 6.50 percent Adjustable Conversion-rate Equity Security Units (ACES) at a stated value of $40.00 per unit. For further information, see the Notes to Financial Statements, Note 12 Lines of Credit and Debt.


16 EMPLOYEE STOCK OWNERSHIP PLANS (ESOP)

The company operates two Employee Stock Ownership Plans that serve as the funding vehicles for certain employee savings plans. Pursuant to these plans, the company matches, in part, employee contributions - one plan utilizing common stock and the other, preferred stock of the company.

The common stock plan held 14.7 million shares of stock as of December 31, 1999. At its inception, the ESOP acquired shares by using proceeds from the issuance of long-term notes and debentures guaranteed by the company, and the ESOP also borrowed $50 from the company. A portion of the ESOP shares is allocated each year to employee savings accounts as matching contributions. In 1999, 1,302,590 shares were allocated to participants under the plan. An additional 634,548 shares were released in 1999 awaiting allocation to participants, leaving 7.3 million unallocated shares as of December 31, 1999. Allocated shares held by the ESOP are considered outstanding for earnings-per-share calculations; unallocated shares are not. Compensation expense is equal to the cost of the shares allocated to participants, less cash dividends paid on the shares held by the ESOP. Dividends on the common stock owned by the ESOP are used to repay the ESOP borrowings, which were $100 as of December 31, 1999. Common shares released during 1999, 1998 and 1997 were 1,937,138; 944,215 and 954,778, respectively.

The preferred stock ESOP was created in 1989. As the ESOP Trust makes debt principal and interest payments, a proportionate amount of preferred stock is released for allocation to plan participants. The preferred shares are allocated to participants' accounts based upon their respective savings plan contributions and the dividends earned on their previously allocated preferred shares. As of December 31, 1999, 2,097 preferred shares had been released and allocated;
383 shares were released but unallocated; and 4,212 shares remained unreleased, of which 61 shares are committed to be released. Preferred shares released during 1999, 1998 and 1997 were 421, 391 and 346, respectively. Eventual conversion of all preferred shares is assumed in the earnings per share computations.

Under the agreement whereby the company guaranteed third-party debt of the ESOP Trust, the company is obligated to provide sufficient cash annually to the Trust to enable it to make required principal and interest payments. The company satisfies this annual cash flow requirement through payment of dividends on all preferred shares outstanding, loans and cash contributions. The company has fully and unconditionally guaranteed the ESOP Trust's payment obligations whether at maturity, upon redemption, upon declaration of acceleration, or otherwise. The holders of the debt securities have no recourse against the assets of the ESOP Trust except in the event that the Trust defaults on payments due and the company also fails to make such payments. In that event, the holders may have recourse against unallocated funds held by the Trust. At December 31,1999, assets of the ESOP trust consisted primarily of $270 of Pharmacia Corporation Perpetual Preferred Stock.

Expense of the preferred stock ESOP is determined by a formula that apportions debt service to each year of the plan based on shares allocated to participants and deducts dividends paid on all preferred stock held by the trust.

ESOP expense represents a fringe benefit and, as such, it attaches to payroll costs that comprise a portion of all functional expense captions in the earnings statement.

Combined measures of the ESOP plans are presented in the table that follows.

YEARS ENDED DECEMBER 31

                                      1999       1998       1997
----------------------------------------------------------------
Interest expense of ESOP Trust         $34        $37        $40
Dividend income of ESOP Trusts:
   Preferred                            17         17         18
   Common                                2          2          8
Company contribution to
   ESOP Trusts                          59         32         18
Company ESOP expense                    45         34         32
================================================================



17 STOCK COMPENSATION

The former Monsanto Company granted stock options under two fixed plans. Key officers and management employees were granted stock-based awards, including stock options, of up to 87.6 million shares of common stock under the Monsanto Management Incentive Plan of 1996. The exercise price of each option equaled no less than the market price of the company's stock on the date of grant. An option's maximum term was ten years and generally vested upon the achievement of certain performance targets or the ninth anniversary of the grant or upon change of control of the company. Certain options to senior management vested upon the attainment of pre-established prices within specified time periods and were re-priced upon a changed in control of the company. Under the former Monsanto Shared Success Stock Option Plan, most regular full-time and regular part-time employees of the company were granted options on 330 shares of common stock in 1997, 500 shares in 1998 and 300 shares in 1999. The maximum number of shares for which options could be granted under this plan was 27.3 million. The exercise price of each option was generally equal to the price of the company's stock on the date of grant, with a maximum term of 10 years.

Incentive and nonqualified stock options were granted to certain former Pharmacia & Upjohn employees. Options granted in 1999 were to have vested at the end of three to five years or vest pro rata over three years. However, these options vested upon change of control. All options have an exercise price equal to the market value of the underlying stock at date of grant and a maximum term of ten years. Upon a stock-for-stock exercise of an option, an active former Pharmacia & Upjohn employee will receive a new, nonqualified "reloaded" option at the then-current market price for the number of shares surrendered to exercise the option. The "reloaded" option will have an exercise term equal to the remaining term of the original exercised option.

Information concerning option activity and balances follows:


                                          WEIGHTED AVERAGE   NUMBER
                                           EXERCISE PRICE   OF SHARES
                                              PER SHARE       (000)
                                              ---------      -------
Balance outstanding, January 1, 1997          $   21.29       78,720
Granted                                           33.19       33,546
Exercised                                         19.60      (14,003)
Canceled                                          34.22       (3,757)
                                              ---------      -------
Balance outstanding, December 31, 1997            25.25       94,506
Granted                                           46.49       53,791
Exercised                                         19.50      (15,508)
Canceled                                          35.12       (3,744)
                                              ---------      -------
Balance outstanding, December 31, 1998            34.51      129,045
Granted                                           46.86       17,950
Exercised                                         22.05      (11,527)
Canceled                                          46.80       (5,575)
                                              ---------      -------
BALANCE OUTSTANDING, DECEMBER 31, 1999        $   36.79      129,893
                                              =========      =======

COMPOSITION OF THE             WEIGHTED              WEIGHTED
DECEMBER 31, 1999 BALANCE:     AVERAGE               AVERAGE           NUMBER
OPTIONS HAVING A              REMAINING           EXERCISE PRICE     OF SHARES
PER-SHARE EXERCISE PRICE OF:    LIFE                PER SHARE          (000)
                              ----------            ----------         -----
$ 0.51-- 9.99                 3.13 years            $     9.24         5,577
$10.00--19.99                 3.85 years                 14.30        14,782
$20.00--29.99                 5.71 years                 25.89         9,552
$30.00--39.99                 6.96 years                 33.88        44,338
$40.00--54.99                 8.22 years                 48.69        51,244
$55.00--75.00                 8.70 Years                 61.87         4,400
                              ----------            ----------         -----

As of December 31, 1999, 1998 and 1997, Pharmacia had exercisable options of 65,889,000, 65,112,000 and 58,814,000, respectively, with weighted average exercise prices of $27.78, $26.26 and $20.49, respectively.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Pharmacia Corporation has elected to continue following the guidance of APB 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees. In accordance with APB 25, no compensation cost has been recognized for the company's option plans. Had the determination of compensation cost for these plans been based on the fair market value at the grant dates of the awards under these plans, consistent with the method of SFAS No. 123, Pharmacia Corporation's earnings from continuing operations would have been reduced by approximately $239 or $.19 per share for 1999 $264 or $.21 per share for 1998, and $143 or $.11 per share for 1997.

In computing the pro forma compensation expense, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                            1999                1998                1997
                                           -----               -----               -----
Expected dividend yield                     0.34%               0.25%               0.29%
Expected volatility                        39.50%              30.00%              27.00%
Risk-free interest rate                     4.40%               5.60%               6.40%
Expected option lives (years)                4.1                 4.0                 4.3
                                           -----               -----               -----

18 RETIREMENT BENEFITS

The company has various pension plans covering substantially all employees. Benefits provided under the defined benefit pension plans are primarily based on years of service and the employee's compensation. The company also provides nonpension benefits to eligible retirees and their dependents, primarily in the form of medical and dental benefits. The following tables summarize the changes in benefit obligations and plan assets during 1998 and 1999.

                                                                  OTHER RETIREMENT
                                   PENSION BENEFITS                   BENEFITS
CHANGE IN BENEFIT OBLIGATION:    1999             1998           1999            1998
                                -------         -------         -------         -------
Benefit obligation at
 beginning of year              $ 4,110         $ 3,877         $   809         $   776
Service cost                        124             114              26              23
Interest cost                       264             261              55              54
Benefits paid                      (459)           (355)            (43)            (45)
Actuarial (gain) loss               (97)            199            --                (4)
Plan amendment and other
 adjustments                         26              14               1               5
                                -------         -------         -------         -------
BENEFIT OBLIGATION AT
 END OF YEAR                    $ 3,968         $ 4,110         $   848         $   809
                                =======         =======         =======         =======

CHANGE IN PLAN ASSETS:                 1999            1998             1999           1998
                                      -------         -------         -------         -------
Fair value of plan assets
 at beginning of year                 $ 3,623         $ 3,416         $   211         $   170
Actual return on plan assets              620             494              41              40
Employer contribution                      69              55              26              18
Plan Participant Contributions              3               3
Benefits paid                            (459)           (355)            (27)            (19)
Other adjustments                          (2)              4               1               2
Currency exchange effects                   5               6            --              --
                                      -------         -------         -------         -------
FAIR VALUE OF PLAN ASSETS AT
 END OF YEAR                          $ 3,859         $ 3,623         $   252         $   211
                                      =======         =======         =======         =======

AT DECEMBER 31,                         1999          1998          1999          1998
                                        -----         -----         -----         -----
Funded status                           $(109)        $(487)        $(596)        $(598)
Unrecognized net gains                   (433)           11          (112)          (84)
Unamortized net transition asset          (40)          (60)         --            --
Unrecognized prior service cost           120           135           (35)          (44)
                                        -----         -----         -----         -----
ACCRUED LIABILITY                       $(462)        $(401)        $(743)        $(726)
                                        =====         =====         =====         =====

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were, $730, $661, and $118 as of December 31, 1999, and $2,446, $2,291, and $2,090 as of December 31, 1998, respectively.

AT DECEMBER 31,                       1999       1998           1999         1998
---------------                       ----       ----           ----         ----
Postretirement liabilities          $ (822)    $ (715)        $ (714)      $ (698)
Other current liabilities               --         --            (29)         (28)
Prepaid balances                       231        215             --           --
Minimum pension liability offsets:
 Intangible assets                      16         15             --           --
 Shareholders' equity (pretax)         113         84             --           --
                                    ------     ------         ------       ------
ACCRUED BENEFIT COST                $ (462)    $ (401)        $ (743)      $ (726)
                                    ======     ======         ======       ======


WEIGHTED-AVERAGE ASSUMPTIONS
AS OF DECEMBER 31,                                        1999                      1998             1997
------------------                                        ----                      ----             ----
Discount rate                                                7.43%                     6.72%            6.98%
Salary growth rate                                    3.67 - 4.50               3.68 - 4.00      4.00 - 4.20%
Return on plan assets                                        9.51                      9.38             9.41%
Health care cost rate -- initially                    5.25 - 5.62               5.75 - 5.83      6.33 - 7.00%
     trending down to                                 5.00 - 5.25               4.75 - 5.00             5.00%
                                                      ===========               ===========      ===========

In connection with the classification of the former nutrition and consumer products segment of Monsanto Company as discontinued operations (see Note 20), no postretirement benefit liabilities, pension liabilities or related assets were allocated or assumed by the discontinued businesses for their active employees or for certain former employees. The company has retained the pension liability, postretirement liability and related assets for the employees of the former Nutrition and Consumer Products segment now classified as discontinued operations in the consolidated financial statements because it is uncertain, at this time, whether the pension liabilities, postretirement liabilities and retained assets will be assumed by the buyers of these businesses. In connection with the spin-off of Monsanto's chemical business as Solutia Inc., Solutia assumed the pension liabilities, postretirement liability and received related assets for its active employees and for certain former employees of the chemical business.

The consolidated net expense amounts in the following table are exclusive of curtailments, settlements, and termination benefit costs associated with restructurings related to former Pharmacia & Upjohn business. Net amounts of $4 and $5 before tax were recorded in 1998 and 1997, respectively, within restructuring charges.

                                                         PENSION BENEFITS               OTHER RETIREMENT BENEFITS
COMPONENTS OF NET PERIODIC BENEFIT COST:              1999     1998     1997             1999     1998     1997
Service cost                                         $ 124    $ 114    $ 113            $  26    $  23    $  19
Interest cost                                          264      261      238               55       54       53
Expected return on plan assets                        (320)    (265)    (269)             (20)     (15)     (12)
Amortization of transition amount                       (8)      (9)      (9)              --       --       --
Amortization of prior service cost                       4        5        4               (3)      (3)      (4)
Recognized actuarial loss (gain)                        52       25       17               11       (3)      (4)
                                                     -----    -----    -----            -----     ----    -----
Net periodic benefit cost                              116      131       94               69       56       52
Settlement/curtailment loss (gain)                       3       (3)      --               --       --       --
                                                     -----    -----    -----            -----     ----    -----
NET BENEFIT COST                                     $ 119    $ 128    $  94            $  69     $ 56    $  52
                                                     =====    =====    =====            =====     ====    =====

The assumption concerning health care cost trend rate has a significant effect on the amounts reported. Increasing the rate by one percentage point in each year would increase the postretirement benefit obligation as of December 31, 1999 by $56 and the total of service and interest cost components of net postretirement benefit cost for the year by $15. Conversely, decreasing the rate by one percentage point in each year would decrease the postretirement benefit obligation as of December 31, 1999 by $50 and the total of service and interest cost components of net postretirement benefit cost for the year by $16.

The company has recorded an additional minimum liability of $128 for underfunded plans at December 31, 1999. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. An intangible asset ($15) to the extent of previously unrecognized prior service cost offsets the additional liability. The remaining amount ($113) is recorded, net of tax benefits, as a reduction to shareholders' equity within accumulated other comprehensive income.


19 SEGMENT INFORMATION

The company operates in two primary segments: pharmaceuticals and agricultural products. The pharmaceutical segment includes prescription products for humans and animals, bulk pharmaceuticals and contract manufacturing.

The agricultural products segment is comprised of agricultural chemicals, primarily ROUNDUP, seeds and genomics, animal productivity and nutrition research.

The following tables show revenues and earnings for the company's operating segments and reconciling items necessary to total to the amounts reported in the consolidated financial statements. Information about segment interest income and expense, and income taxes is not provided on a segment level as the segments are reviewed based on earnings before interest and income taxes
(EBIT). Corporate support functions and restructuring charges also are not allocated to segments. There are no inter-segment revenues. Depreciation is not available on a segmental basis.

SEGMENTS FOR YEAR ENDED DECEMBER 31, 1999:

                                                                                CORPORATE
                                         PHARMACEUTICAL       AGRICULTURAL      AND OTHER         TOTAL
Sales                                       $11,177             $ 5,248          $    --         $16,425
Earnings from equity affiliates                  34                 (18)             (12)              4
Amortization                                     82                 317               80             479
EBIT *                                        2,189                 496             (489)          2,196
Interest expense, net                                                                                298
Earnings before income taxes                                                                     $ 1,898


SEGMENTS FOR YEAR ENDED DECEMBER 31, 1998

                                                                                CORPORATE
                                         PHARMACEUTICAL       AGRICULTURAL      AND OTHER        TOTAL
Sales                                       $ 9,289             $ 4,448          $    --        $13,737
Earnings from equity affiliates                  57                 (26)             (9)             22
Amortization                                     95                 201              102            398
EBIT *                                        1,721                 200             (918)         1,003
Interest expense, net                                                                               111
Earnings before income taxes                                                                    $   892

SEGMENTS FOR YEAR ENDED DECEMBER 31, 1997

                                                                                CORPORATE
                                         PHARMACEUTICAL       AGRICULTURAL      AND OTHER        TOTAL
Sales                                       $ 8,907             $ 3,673          $    --        $12,580
Earnings from equity affiliates                 (68)                 6                --            (62)
Amortization                                     85                  60               92            237
EBIT *                                        1,360                  21             (798)           583
Interest expense, net                                                                                21
Earnings before income taxes                                                                    $   562

As a result of the merger involving a subsidiary of Monsanto Company and Pharmacia & Upjohn, management reporting methodologies will tend to evolve and segment definition and related disclosures may change in future periods

* Earnings before interest and taxes (EBIT) is presented here to provide additional information about the company's operations. This item should be considered in addition to, but not as a substitute for or superior to, net earnings, cash flow or other measures of financial performance prepared in accordance with generally accepted accounting principles. Determination of EBIT may vary from company to company.

Corporate and all other amounts represent general and administrative expenses of corporate support functions, corporate items such as restructuring charges and litigation accruals, and nonoperating income and expenses.

The company's products are sold throughout the world to a wide range of customers including pharmacies, hospitals, chain warehouses, governments, physicians, wholesalers, and other distributors. No single customer accounts for 10 percent or more of the company's consolidated sales.

The top selling 20 products in 1999 represent approximately 63 percent of total sales with no one product constituting more than 15 percent of total sales. The following table shows the company's sales geographically.

GEOGRAPHIC SALES FOR YEARS ENDED DECEMBER 31                   1999              1998          1997
--------------------------------------------                   ----              ----          ----
Sales to customers in:
United States                                                $8,611             $6,298         $ 5,402
Europe/Africa                                                 3,963              4,306           4,129
Asia Pacific                                                  1,850              1,547           1,713
Latin America                                                 1,480              1,183             991
Canada                                                          521                403             345
                                                             -------           -------         -------
TOTAL SALES                                                  $16,425           $13,737         $12,580
                                                             =======           =======         =======


Long-lived assets include property, plant and equipment, goodwill and other intangibles, all net of depreciation or amortization.

LONG-LIVED ASSETS, DECEMBER 31                                 1999              1998
------------------------------                                 ----              ----
United States                                                $ 7,848           $ 7,641
Europe/Africa                                                  3,254             3,624
Asia Pacific                                                     313               374
Latin America                                                  1,179             1,106
Canada                                                            27                31
                                                             -------           -------
TOTAL LONG-LIVED ASSETS                                      $12,621           $12,776
                                                             =======           =======

20. DISCONTINUED OPERATIONS

On July 1, 1999, the company announced its intention to sell the artificial sweetener (bulk aspartame and tabletop sweeteners) and biogum businesses. Pharmacia expects to sell these businesses for a net gain by July 2000. The results of operations, financial position, and cash flows of these businesses, and of the alginates and ORTHO lawn-and-garden products businesses, the divestitures of which were approved by the companys' Board of Directors in 1998, have been reclassified as discontinued operations; and, for all periods presented, the consolidated financial statements and notes have been reclassified to conform to this presentation. In addition, the company transferred the ROUNDUP lawn-and-garden and nutrition research operations of the former Nutrition and Consumer Products segment to the Agricultural Products and Corporate segments, respectively.

Net sales and income from discontinued operations in 1999 include one month of the ORTHO lawn-and-garden products business, and nine months of the alginates business for 1999. Net sales, income and net assets from discontinued operations include the ORTHO lawn-and-garden products, alginates, artificial sweeteners, and biogums businesses for 1998. Net sales and income from discontinued operations in 1997 also include eight months of the chemicals business which was spun off to shareholders Sept. 1, 1997.

                                              1999          1998          1997
                                              ----          ----          ----
Net Sales                                 $    980        $1,288        $3,279
Income (Loss) from Discontinued
    Operations Before Income Tax               150          (158)          506
Income Tax Expense (Benefit)                    58           (39)          185
                                          --------        ------        ------
Net Income (Loss) from Discontinued
    Operations                            $     92        $ (119)       $  321

Net Assets of Discontinued Operations:
Current Assets                                 545           994
Non-Current Assets                           1,240         1,269
                                          --------        ------
Total Assets                              $  1,785        $2,263

Current Liabilities                            213           272
Non-Current Liabilities                         15            67
                                          --------        ------
Total Liabilities                         $    228        $  339

Net Assets of Discontinued Operations     $  1,557        $1,924

Interest expense charged to discontinued operations was $96 million in 1999, $103 million in 1998, and $74 million in 1997, based on working capital requirements and expected proceeds from the discontinued Nutrition and Consumer Products segment and debt assumed by the spun-off chemical business. Historically, the company did not allocate any debt to the Nutrition and Consumer Products or Chemicals businesses because the company centrally manages cash requirements for its operations.

Net assets of the Nutrition and Consumer Products segment do not include pension liabilities, pension assets, and post retirement benefit liabilities associated with its active employees or former employees. Expenses related to pension and post retirement benefits have been allocated to discontinued operations based on payroll costs. The company has not revised its existing retirement plans for any employment status changes associated with the divestiture of the Nutrition and Consumer Products segment. In 1997, the chemical company assumed the pension liability and related pension assets for its active employees and certain former employees of the chemical business.

In January 1999, the company completed the sale of the ORTHO lawn-and-garden products business. Proceeds of $340 million were used to reduce debt in 1999 and for general corporate purposes. On September 7, 1999, the company announced the sale of the alginates business to International Specialty Products (ISP). Proceeds of $40 million from the sale were used to reduce debt. The closing of this transaction occurred on Oct. 15, 1999, which resulted in an aftertax loss of $25 million from discontinued operations. Offsetting this loss on disposal were restructuring liability reversals of $27 million aftertax, which were required as severance and facility shut-down costs were no longer required as a result of the sale on terms more favorable than originally anticipated.

On February 4, 2000, the company announced the signing of a definitive agreement to sell the tabletop sweetener business, including the EQUAL, CANDEREL and NUTRASWEET tabletop brands, to Merisant Company. The sale closed in March 2000 and proceeds of $570 million from the sale were used to reduce debt. On February 22, 2000, the company announced the signing of a definitive agreement to sell the biogums business to a joint venture between Hercules Inc. and Lehman Brothers Merchant Banking Partners II, L.P. Expected proceeds are $685 million. On March 27, 2000, the company announced the signing of a definitive agreement to sell the artificial sweeteners business including the NUTRASWEET brand, to J.W. Childs Equity Partners II, L.P. for $440 million. Proceeds of the divestiture will primarily be used to reduce debt. The company expects to recognize a small net gain on completion of these transactions.

                                 QUARTERLY DATA
                                 --------------
                     PHARMACIA CORPORATION AND SUBSIDIARIES

1999 (UNAUDITED)                             FIRST            SECOND             THIRD           FOURTH
                                            QUARTER           QUARTER           QUARTER          QUARTER
                                            -------           -------           -------          -------
Dollar amounts in millions, except per-share data

Net sales                                   $ 4,100           $ 4,359           $ 3,738          $ 4,228
Gross Profit                                  2,723             3,002             2,494            2,887
Earnings before cumulative effect
 of accounting change                           344               536               234              284
Net income                                      324               536               234              284
Basic earnings per share -
 earnings before cumulative effect
 of accounting change                           .27               .43               .19              .23
Diluted earnings per share -
 earnings before cumulative effect
 of accounting changes                          .27               .42               .18              .22
Basic earnings per share -
 net earnings                                   .25               .43               .19              .23
Diluted earnings per share -
 net earnings                                   .25               .42               .18              .22

Market Price: *
 High                                         50.75             50.13             45.44            47.50
 Low                                          37.38             38.25             32.75            33.56
                                              =====             =====             =====            =====

1998 (UNAUDITED)                             FIRST            SECOND             THIRD           FOURTH
                                            QUARTER           QUARTER           QUARTER          QUARTER
                                            -------           -------           -------          -------
Dollar amounts in millions, except per-share data

Net sales                                   $ 3,209           $ 3,738           $ 3,265          $ 3,525
Gross Profit                                  2,073             2,403             2,104            2,153
Earnings before cumulative effect
 of accounting change                           365               383                99             (485)
Net earnings                                    365               383                99             (485)
Basic earnings (loss) per share -
 earnings before cumulative effect
 of accounting change                           .30               .31               .08             (.40)
Diluted earnings (loss) per share -
 earnings before cumulative effect
 of accounting changes                          .29               .30               .07             (.40)
Basic earnings (loss) per share -
 net earnings                                   .30               .31               .08             (.40)
Diluted earnings (loss) per share -
 net earnings                                   .29               .30               .07             (.40)

Market Price:*
 High                                         53.06             60.38             63.94            55.88
 Low                                          38.31             51.31             50.50            33.75
                                              =====             =====             =====            =====

  *      Amounts calculated on a pre-merger basis

RECONCILIATION OF QUARTERLY DATA
(Dollar amounts in million, except per-share data)

                                                                   Income Before
                                     Net             Gross        Cumulative Effect      Net
                                    Sales            Profit     of Accounting Change   Income
                                    -----            ------     --------------------   ------
1999 (unaudited)
FIRST QUARTER
Monsanto                            $2,310           $1,439            $  132           $   112
Pharmacia & Upjohn                   1,774            1,281               212               212
Adjustments                             16                3                --                --
                                    ------           ------            ------           -------
TOTAL                               $4,100           $2,723            $  344           $   324
                                    ======           ======            ======           =======
SECOND QUARTER
Monsanto                            $2,572           $1,722            $  344           $   344
Pharmacia & Upjohn                   1,760            1,313               192               192
Adjustments                             27              (33)               --                --
                                    ------           ------            ------           -------
TOTAL                               $4,359           $3,002            $  536           $   536
                                    ======           ======            ======           =======
THIRD QUARTER
Monsanto                            $1,922           $1,193            $   49           $    49
Pharmacia & Upjohn                   1,776            1,295               185               185
Adjustments                             40                6                --                --
                                    ------           ------            ------           -------
TOTAL                               $3,738           $2,494            $  234           $   234
                                    ======           ======            ======           =======
FOURTH QUARTER
Monsanto                            $2,342           $1,520            $   70           $    70
Pharmacia & Upjohn                   1,943            1,471               214               214
Adjustments                            (57)            (104)               --                --
                                    ------           ------            ------           -------
TOTAL                               $4,228           $2,887            $  284           $   284
                                    ======           ======            ======           =======

1998 (unaudited)
FIRST QUARTER
Monsanto                            $1,719           $1,069            $  196           $   196
Pharmacia & Upjohn                   1,586            1,100               174               174
Adjustments                            (96)             (96)               (5)               (5)
                                    ------           ------            ------           -------
TOTAL                               $3,209           $2,073            $  365           $   365
                                    ======           ======            ======           =======
SECOND QUARTER
Monsanto                            $2,079           $1,237            $  257           $   257
Pharmacia & Upjohn                   1,654            1,161               131               131
Adjustments                              5                5                (5)               (5)
                                    ------           ------            ------           -------
TOTAL                               $3,738           $2,403            $  383           $   383
                                    ======           ======            ======           =======
THIRD QUARTER
Monsanto                            $1,706           $1,083            $ (100)          $  (100)
Pharmacia & Upjohn                   1,669            1,153               204               204
Adjustments                           (110)            (132)               (5)               (5)
                                    ------           ------            ------           -------
TOTAL                               $3,265           $2,104            $   99           $    99
                                    ======           ======            ======           =======
FOURTH QUARTER
Monsanto                            $1,733           $  936            $ (603)          $  (603)
Pharmacia & Upjohn                   1,849            1,313               122               122
Adjustments                            (57)             (96)               (4)               (4)
                                    ------           ------            ------           -------
TOTAL                               $3,525           $2,153            $ (485)           $ (485)
                                    ======           ======            ======           =======

On March 30, 2000, the company completed the merger with Pharmacia & Upjohn. Certain reclassifications and adjustments have been made between accounts pursuant to this transaction.